UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Expedia, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 28, 2014

Dear Stockholder:

You are invited to attend the Annual Meeting of Stockholders of Expedia, Inc., which will be held on Tuesday, June 17, 2014, at 10:30 a.m. local time at 555 West 18th Street, New York, New York 10011.

At the Annual Meeting, you will be asked (1) to elect ten directors, (2) to ratify the appointment of Ernst & Young LLP as Expedia’s independent registered public accounting firm for 2014, (3) to hold an advisory vote on Expedia’s executive compensation, and (4) to consider a stockholder proposal on political contributions and expenditures, if properly presented at the Annual Meeting. The Board of Directors unanimously recommends that you vote FOR each of the nominees listed in item 1, FOR items 2 and 3, and AGAINST item 4.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please take the time to vote. You may vote over the internet, as well as by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card. If you attend the Annual Meeting, you may vote in person if you wish, even though you have previously submitted your vote.

Sincerely,

Dara Khosrowshahi Chief Executive Officer 333 108th Avenue N.E. Bellevue, Washington 98004

EXPEDIA, INC.

333 108th Avenue N.E.

Bellevue, Washington 98004

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Expedia, Inc., a Delaware corporation, will be held Tuesday, June 17, 2014, at 10:30 a.m. local time at 555 West 18th Street, New York, New York 10011.

Items of business at the Annual Meeting will be:

1.	To elect the ten directors named in this proxy statement, each to hold office for a one-year term ending on the date of the next annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from the Board of Directors);

2.	To ratify the appointment of Ernst & Young LLP as Expedia’s independent registered public accounting firm for 2014;

3.	To hold an advisory vote on Expedia’s executive compensation;

4.	To consider a stockholder proposal on political contributions and expenditures, if properly presented at the Annual Meeting; and

5.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Only holders of record of outstanding shares of Expedia capital stock at the close of business on April 21, 2014 are entitled to notice of, to attend, and to vote at the Annual Meeting and any adjournments or postponements thereof.

We are furnishing proxy materials to our stockholders primarily via the internet instead of mailing printed copies of those materials to each stockholder. By doing so, we save costs and reduce the environmental impact of our Annual Meeting. On or about May 2, 2014, we will send a Notice of Internet Availability of Proxy Materials to the holders of record and beneficial owners of our capital stock as of the close of business on the record date and also provide access to our proxy materials over the internet.

Only stockholders and persons holding proxies from stockholders may attend the Annual Meeting. If your shares are registered in your name, you should bring a form of photo identification to the Annual Meeting. If your shares are held in the name of a broker, bank or other holder of record, you will need to bring a proxy or letter from that broker, bank or other holder of record that confirms you are the beneficial owner of those shares, together with a form of photo identification.

By order of the Board of Directors,

Robert J. Dzielak Executive Vice President, General Counsel and Secretary

April 28, 2014

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to Be Held on June 17, 2014

This Proxy Statement and the 2013 Annual Report are available at:

www.RRDEZProxy.com/2014/EXPE

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PROCEDURAL MATTERS

This Proxy Statement is being furnished to holders of common stock and Class B common stock of Expedia, Inc., a Delaware corporation, in connection with the solicitation of proxies by Expedia’s Board of Directors for use at its 2014 Annual Meeting of Stockholders or any adjournment or postponement thereof.

Expedia’s principal offices are located at 333 108th Avenue N.E., Bellevue, Washington 98004. This Proxy Statement is being made available to Expedia stockholders on or about April 28, 2014.

Date, Time and Place of Meeting

The Annual Meeting will be held on Tuesday, June 17, 2014, at 10:30 a.m. local time at 555 West 18th Street, New York, New York 10011.

Only stockholders and persons holding proxies from stockholders may attend the Annual Meeting. If your shares are registered in your name, you must bring a form of photo identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee, otherwise known as holding in “street name,” you must bring a proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares, together with a form of photo identification. Use of cameras and recording devices will not be permitted at the Annual Meeting.

Record Date

The Board of Directors established the close of business on April 21, 2014 as the record date for determining the holders of Expedia stock entitled to notice of and to vote at the Annual Meeting. On the record date, 117,035,712 shares of common stock and 12,799,999 shares of Class B common stock were outstanding and entitled to vote at the Annual Meeting.

Quorum

Transaction of business at the Annual Meeting may occur if a quorum is present. If a quorum is not present, it is expected that the Annual Meeting will be adjourned or postponed in order to permit additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the Annual Meeting, all previously submitted proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have been effectively revoked or withdrawn.

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total votes entitled to be cast constitutes a quorum. In the election of seven of the ten director nominees, the ratification of the appointment of our independent registered public accounting firm, the vote, on an advisory basis, on Expedia’s executive compensation, and to consider the stockholder proposal on political contributions and expenditures, if properly presented at the Annual Meeting, the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total votes entitled to be cast constitutes a quorum. In the election of the three directors whom the holders of Expedia common stock are entitled to elect as a separate class, the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of votes of the outstanding common stock constitutes a quorum. If a share is represented for any purpose at the meeting, it is deemed to be present for quorum purposes and for all other matters as well. Shares of Expedia stock represented by a properly executed proxy will be treated as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.

Voting Rights

Expedia stockholders are entitled to one vote for each share of common stock and ten votes for each share of Class B common stock held as of the record date, voting together as a single voting group, in:

•	the election of seven of the ten director nominees,

•	the ratification of the appointment of Expedia’s independent registered public accounting firm,

•	the voting, on an advisory basis, on Expedia’s executive compensation, and

•	to consider a stockholder proposal on political contributions and expenditures, if properly presented at the Annual Meeting.

Expedia stockholders are entitled to one vote for each share of common stock held as of the record date in the election of the three director nominees that the holders of Expedia common stock are entitled to elect as a separate class pursuant to the Company’s amended and restated certificate of incorporation.

Barry Diller, the Chairman and Senior Executive of Expedia, generally controls the vote of shares that he owns as well as, pursuant to an irrevocable proxy, those shares beneficially owned by Liberty Interactive Corporation (“Liberty Interactive”) and its subsidiaries. Based on information filed on a Schedule 13D/A by Mr. Diller and Liberty Interactive on April 2, 2012, a Form 4 filed by Mr. Diller on March 15, 2013, and a Form 4 filed by Liberty Interactive on February 11, 2014, Mr. Diller and Liberty Interactive together beneficially own approximately 13% of the outstanding shares of common stock (or 23% assuming exercise of Mr. Diller’s vested stock options and conversion of all shares of Class B common stock into shares of common stock) and 100% of the outstanding shares of Class B common stock and, consequently, approximately 59% of the combined voting power of the outstanding Expedia capital stock as of the record date. As a result, regardless of the vote of any other Expedia stockholder, Mr. Diller has control over the vote relating to the election of seven of the ten director nominees, the ratification of the appointment of Expedia’s independent registered public accounting firm, the vote, on an advisory basis, on Expedia’s executive compensation and the stockholder proposal on political contributions and expenditures, if properly presented at the Annual Meeting.

Solicitation of Proxies

Expedia will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of Expedia, without additional compensation, may solicit proxies from stockholders by telephone, by letter, by facsimile, in person or otherwise. Following the original mailing of the proxies and other soliciting materials, Expedia will request brokers, trusts, banks or other nominees to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Expedia capital stock and to request authority for the exercise of proxies. In such cases, Expedia, upon the request of the brokers, trusts, banks and other stockholder nominees, will reimburse such holders for their reasonable expenses.

Voting by Proxy

You may direct how your shares are voted by proxy, without attending the Annual Meeting. The manner in which your shares may be voted by proxy depends on whether you are a:

•	Registered stockholder: your shares are represented by certificates or book entries in your name on the records of the Company’s stock transfer agent;

•	401(k) plan participant: your shares are held in Expedia’s 401(k) plan for employees; or

•	Beneficial stockholder: you hold your shares “in street name” through a broker, trust, bank or other nominee.

You may vote your shares by proxy in any of the following three ways:

•

Using the Internet. Registered stockholders and 401(k) plan participants may vote using the internet by going to www.investorvote.com/EXPE and following the instructions. Beneficial stockholders may vote by accessing the website specified on the voting instruction forms provided by their brokers, trusts, banks or other nominees. You will be required to enter the control number that is included on your Notice of Internet Availability of Proxy Materials or other voting instruction form provided by your broker, trust, bank or other nominee.

•

By Telephone. Registered stockholders and 401(k) plan participants may vote, from within the United States, using any touch-tone telephone by calling 1-800-652-VOTE (8683) and following the recorded instructions. Beneficial owners may vote, from within the United States, using any touch-tone telephone by calling the number specified on the voting instruction forms provided by their brokers, trusts, banks or other nominees. You will be required to enter the control number that is included on your Notice of Internet Availability of Proxy Materials or other voting instruction form provided by your broker, trust, bank or other nominee.

•

By Mail. Registered stockholders and 401(k) plan participants may submit proxies by mail by requesting printed proxy cards and marking, signing and dating the printed proxy cards and mailing them in the accompanying pre-addressed envelopes. Beneficial owners may vote by marking, signing and dating the voting instruction forms provided and mailing them in the accompanying pre-addressed envelopes.

All proxies properly submitted and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated thereon. If you are a stockholder of record and submit your proxy voting instructions but do not direct how to vote on each item, the persons named as proxies will vote as the Board recommends on each of the proposals described in this Proxy Statement.

Expedia is incorporated under Delaware law, which specifically permits electronically transmitted proxies, provided that each such proxy contains, or is submitted with, information from which the inspector of elections can determine that such proxy was authorized by the stockholder (Delaware General Corporation Law section 212(c)). The electronic voting procedures provided for the Annual Meeting are designed to authenticate each stockholder by use of a control number, to allow stockholders to vote their shares, and to confirm that their instructions have been properly recorded.

Voting in Person at the Annual Meeting

You may also vote in person at the Annual Meeting. Votes in person will replace any previous votes you have made by mail, telephone or the internet. We will provide a ballot to registered stockholders who request one at the meeting. Shares held in your name as the stockholder of record may be voted on that ballot. Shares held beneficially in street name may be voted on a ballot only if you bring a legal proxy from the broker, trust, bank or other nominee that holds your shares giving you the right to vote the shares. Attendance at the Annual Meeting without voting or revoking a previous proxy in accordance with the voting procedures will not in and of itself revoke a proxy.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.

If you hold Expedia shares in street name or in Expedia’s 401(k) Plan, you must provide your broker, bank or other holder of record with instructions in order to vote these shares. If you do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such person depends on the type of item being considered for a vote.

Non-Discretionary Items. The election of directors, the advisory vote on executive compensation and the Political Contributions and Expenditures Proposal are non-discretionary items and may NOT be voted on by your broker, bank or other nominee absent specific voting instructions from you.

Discretionary Items. The ratification of Ernst & Young LLP as Expedia’s independent registered public accounting firm for 2014 is a discretionary item. Generally, brokers, banks and other nominees that do not receive voting instructions may vote on this proposal in their discretion.

The trustee of Expedia’s 401(k) plan for employees, Fidelity Management Trust Company, will vote Expedia common stock credited to employee accounts in accordance with such employees’ voting instructions. The trustee will vote the 401(k) plan stock for which voting instructions are not received in the same proportion as the shares for which voting instructions are received.

Revocation of Proxies

If you are a beneficial stockholder, you may revoke your proxy or change your vote only by following the separate instructions provided by your broker, trust, bank or other nominee.

If you are a registered stockholder, you may revoke your proxy at any time before it is exercised at the Annual Meeting by (i) delivering written notice, bearing a date later than the proxy, stating that the proxy is revoked, or (ii) submitting a later-dated proxy relating to the same stock by mail, telephone or the internet prior to the vote at the Annual Meeting, or (iii) attending the Annual Meeting and properly giving notice of revocation to the inspector of election or voting in person. Registered holders may send any written notice or request for a new proxy card to Expedia, Inc., c/o Computershare, P.O. Box 30170, College Station, TX 77842-3170, or follow the instructions provided on the Notice of Internet Availability of Proxy Materials and proxy card to submit a new proxy by telephone or via the internet. Registered holders may also request a new proxy card by calling 1-866-202-9254.

Other Business

The Board of Directors does not presently intend to bring any business before the Annual Meeting other than the proposals discussed in this Proxy Statement and specified in the Notice of Annual Meeting of Stockholders. The Board has no knowledge of any other matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any other matters should properly come before the Annual Meeting, the persons designated in the proxy will vote on them according to their best judgment.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please take the time to vote via the internet, by telephone or by returning your marked, signed and dated proxy card so that your shares will be represented at the Annual Meeting.

PROPOSAL 1:

ELECTION OF DIRECTORS

Nominees

At the Annual Meeting, a board of ten directors will be elected to hold office until the next annual meeting of stockholders or until their successors shall have been duly elected and qualified (or, if earlier, any director’s removal or resignation from the Board of Directors). The Company’s amended and restated certificate of incorporation provides that the holders of the Company’s common stock, acting as a single class, are entitled to elect a number of directors equal to 25% percent of the total number of directors, rounded up to the next whole number of directors, which is currently three directors. The Board has designated Messrs. Battle, Jacobson and Kern as nominees for the positions on the Board to be elected by the holders of Expedia common stock voting as a separate class. Pursuant to an Amended and Restated Governance Agreement among Expedia, Liberty Interactive and Mr. Diller dated December 20, 2011 (the “Governance Agreement”), Liberty Interactive has the right to nominate up to a number of directors equal to 20% of the total number of the directors on the Board (rounded up to the next whole number if the number of directors on the Board is not an even multiple of five) for election to the Board and has certain other rights regarding committee participation, so long as certain stock ownership requirements applicable to Liberty Interactive are satisfied. Liberty Interactive has designated Dr. Malone and Ms. Coe as its nominees to the Board. Although management does not anticipate that any of the nominees named below will be unable or unwilling to stand for election, in the event of such an occurrence, proxies may be voted for a substitute nominee designated by the Board.

The name and certain background information regarding each nominee, as of April 1, 2014, are set forth below. There are no family relationships among directors or executive officers of Expedia. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led the Board of Directors to the conclusion that he or she should be nominated as a director, each nominee has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment to Expedia and our Board as demonstrated by the nominee’s past service. All of our director-nominees also have extensive management experience in complex organizations. The Board considered the NASDAQ requirement that the Company’s Audit Committee be composed of at least three independent directors, as well as specific NASDAQ and Securities and Exchange Commission (“SEC”) requirements regarding financial literacy and expertise.

Name	Age	Position With Expedia, Inc.
Barry Diller	72	Chairman and Senior Executive
Victor A. Kaufman	70	Director and Vice Chairman
Dara Khosrowshahi	44	Director and Chief Executive Officer
A. George “Skip” Battle	70	Director
Pamela L. Coe	54	Director
Jonathan L. Dolgen	68	Director
Craig A. Jacobson	61	Director
Peter M. Kern	46	Director
John C. Malone	73	Director
José A. Tazón	71	Director

Barry Diller has been the Chairman of the Board and Senior Executive of Expedia since the completion of the Company’s spin-off from IAC/Interactive Corp (“IAC”) on August 9, 2005 (the “IAC/Expedia Spin-Off”). Mr. Diller has been the Chairman of the Board and Senior Executive of IAC since December 2010 and also served as Chairman of the Board and Chief Executive Officer of IAC (and its predecessors) from August 1995 through November 2010. Mr. Diller previously served as Chairman of the Board and Senior Executive of TripAdvisor, Inc. from completion of its spin-off from the Company on December 20, 2011 (the “TripAdvisor Spin-Off”) until December 2012 and remained a member of the TripAdvisor, Inc. Board of Directors until April 2013. He continues to act as a special advisor to the Chief Executive Officer of TripAdvisor, Inc. Mr. Diller

previously served as the Non-Executive Chairman of the Board of Ticketmaster Entertainment, Inc. from August 2008 through January 2010 and as the Non-Executive Chairman of the Board of Live Nation Entertainment from January 2010 through October 2010 and remained a member of the Board of Live Nation Entertainment through January 2011. He also served as Chairman of the Board and Chief Executive Officer of QVC, Inc. from December 1992 through December 1994 and as the Chairman of the Board and Chief Executive Officer of Fox, Inc. from 1984 to 1992. Prior to joining Fox, Inc., Mr. Diller served for ten years as Chairman of the Board and Chief Executive Officer of Paramount Pictures Corporation. Mr. Diller is currently a member of the Boards of Directors of The Coca-Cola Company and Graham Holdings Company (formerly The Washington Post Company). Mr. Diller is also a member of the Board of Councilors for the University of Southern California’s School of Cinematic Arts, the New York University Board of Trustees, the Executive Board for the Medical Sciences of the University of California, Los Angeles and a member of the Council on Foreign Relations.

Board Membership Qualifications: As result of his involvement with Expedia both while it was operated within IAC and since the IAC/Expedia Spin-Off, Mr. Diller has a great depth of knowledge and experience regarding Expedia and its businesses. Mr. Diller has extensive management experience, including through his service as Chief Executive Officer of media and interactive commerce companies, as well as experience as a director serving on other public company boards, including as Chairman. Mr. Diller also effectively controls Expedia.

Victor A. Kaufman has been a director and the Vice Chairman of Expedia since completion of the IAC/Expedia Spin-Off. Mr. Kaufman has been a director of IAC (and its predecessors) since December 1996 and has served as the Vice Chairman of IAC since October 1999. Mr. Kaufman served as a director of TripAdvisor, Inc. from the completion of the TripAdvisor Spin-Off until February 2013. Mr. Kaufman previously served as Vice Chairman of the Board of Ticketmaster Entertainment, Inc. from August 2008 through January 2010 and as a director of Live Nation Entertainment from January 2010 through December 2010. Mr. Kaufman served in the Office of the Chairman of IAC from January 1997 to November 1997 and as Chief Financial Officer of IAC from November 1997 to October 1999. Prior to his tenure with IAC, Mr. Kaufman served as the Chairman and Chief Executive Officer of Savoy Pictures Entertainment, Inc. from March 1992 and as a director of Savoy from February 1992. Mr. Kaufman was the founding Chairman and Chief Executive Officer of Tri-Star Pictures, Inc. and served in those capacities from 1983 until December 1987, at which time he became President and Chief Executive Officer of Tri-Star’s successor company, Columbia Pictures Entertainment, Inc. He resigned from those positions at the end of 1989 following the acquisition of Columbia by Sony USA, Inc. Mr. Kaufman joined Columbia in 1974 and served in a variety of senior positions at Columbia and its affiliates prior to the founding of Tri-Star.

Board Membership Qualifications: Mr. Kaufman has unique knowledge of and experience with Expedia and its businesses gained through his involvement with Expedia both while it was operated within IAC and since the IAC/Expedia Spin-Off. Mr. Kaufman also has a high level of financial literacy and expertise regarding mergers, acquisitions, investments and other strategic transactions, as well as experience as a director serving on other public company boards.

Dara Khosrowshahi has been a director and the Chief Executive Officer of Expedia since completion of the IAC/Expedia Spin-Off. Mr. Khosrowshahi served as director of TripAdvisor, Inc., from the TripAdvisor Spin-Off until February 2013. Mr. Khosrowshahi served as the Chief Executive Officer of IAC Travel, a division of IAC, from January 2005 to the IAC/Expedia Spin-Off date. Prior to his tenure as Chief Executive Officer of IAC Travel, Mr. Khosrowshahi served as Executive Vice President and Chief Financial Officer of IAC from January 2002 to January 2005. Mr. Khosrowshahi served as IAC’s Executive Vice President, Operations and Strategic Planning, from July 2000 to January 2002 and as President, USA Networks Interactive, a division of IAC, from 1999 to 2000. Mr. Khosrowshahi joined IAC in 1998 as Vice President of Strategic Planning and was promoted to Senior Vice President in 1999. Mr. Khosrowshahi worked at Allen & Company LLC from 1991 to 1998, where he served as Vice President from 1995 to 1998. Mr. Khosrowshahi is currently a member of the Boards of Directors of elong, Inc., a majority-owned subsidiary of Expedia, and Fanatics Inc.

Board Membership Qualifications: Mr. Khosrowshahi possesses in-depth experience with and knowledge of the online travel industry gained through his service as Chief Executive Officer of IAC Travel prior to the

IAC/Expedia Spin-Off, as Chief Executive Officer of Expedia since the IAC/Expedia Spin-Off and as a director of TripAdvisor, Inc. following the TripAdvisor Spin-Off. Mr. Khosrowshahi also has a high level of financial literacy and expertise regarding mergers, acquisitions, investments and other strategic transactions.

A. George “Skip” Battle has been a director of Expedia since completion of the IAC/Expedia Spin-Off. Mr. Battle previously served as the Executive Chairman of Ask Jeeves, Inc. from January 2004 through July 2005 and as its Chief Executive Officer from December 2000 until January 2004. Mr. Battle was a business consultant and investor and served as a member of the boards of directors of several technology companies from 1995 to 2000. Prior thereto, Mr. Battle served with Andersen Consulting in various roles, including Worldwide Managing Partner, Market Development, until his retirement from Andersen Consulting in 1995. Mr. Battle is currently Chairman of the Board of Fair Isaac Corporation, a position he has held since 2002, and serves as lead independent director on the Board of Directors of LinkedIn Corporation, a position he has held since December 2010. He is also a director of Netflix, Inc., OpenTable, Inc., Workday, Inc. and one nonprofit organization. Mr. Battle also served as a director of PeopleSoft, Inc. from 1995 until its acquisition by Oracle Corp. in 2004, of Barra, Inc. from 1996 until 2004, Advent Software, Inc. from 2006 to May 2011, the Masters Select family of funds (all registered investment companies) from August 1996 until December 2012, and of Sungevity, Inc. from February 2010 until January 2013. Mr. Battle holds a B.A. in economics from Dartmouth College and an M.B.A. from the Stanford Graduate School of Business.

Board Membership Qualifications: Mr. Battle has extensive financial, strategic, operational, and corporate governance experience, acquired through his more than 25 years as a business consultant as well as his prior service as a chief executive officer. Mr. Battle also has experience as a director serving on other public company boards.

Pamela L. Coe has been a director of Expedia since November 2012. Ms. Coe is currently Vice President, Deputy General Counsel and Secretary of Liberty Interactive and Liberty Media Corporation and has served in that capacity for the Liberty entities for more than the past five years. Prior to joining Liberty, Ms. Coe served as Senior Counsel, Finance at Liberty’s predecessor parent company, Tele-Communications, Inc. (“TCI”). Prior to her tenure at TCI, Ms. Coe was a partner in a major San Francisco-based law firm, specializing in corporate, securities and banking law.

Board Membership Qualifications: Ms. Coe was nominated as a director by Liberty Interactive, which currently has the right to nominate two individuals for election to Expedia’s Board of Directors pursuant to the Governance Agreement. Ms. Coe has significant legal and business knowledge and experience, including experience in corporate governance matters, securities law, and executive compensation and compliance matters.

Jonathan L. Dolgen has been a director of Expedia since completion of the IAC/Expedia Spin-Off. From July 2004 until April 2010, Mr. Dolgen was a Senior Advisor to Viacom, Inc. (“Old Viacom”), a worldwide entertainment and media company, where he provided advisory services to the chief executive officer of Old Viacom, or others designated by him, on an as-requested basis. Effective December 31, 2005, Old Viacom was separated into two publicly traded companies, Viacom Inc. (“New Viacom”) and CBS Corporation. From the separation of Old Viacom, Mr. Dolgen provided advisory services to the chief executive officer of New Viacom, or others designated by him, on an as-requested basis. Since July 2004, Mr. Dolgen has been a private investor, and since September 2004, Mr. Dolgen has been the principal of Wood River Ventures, LLC, a private entity that seeks investment and other opportunities, primarily in the media sector. From April 2005 until April 2013, Mr. Dolgen, through Wood River, had an arrangement with Madison Dearborn Partners, LLC to seek investment opportunities and consult, primarily in the media sector. From October 2006 through March 2008, Mr. Dolgen served as senior consultant for ArtistDirect, Inc. From April 1994 to July 2004, Mr. Dolgen served as Chairman and Chief Executive Officer of the Viacom Entertainment Group, a unit of Old Viacom, where he oversaw various operations of Old Viacom’s businesses, which during 2003 and 2004 primarily included the operations engaged in motion picture production and distribution, television production and distribution, regional theme parks, theatrical exhibition and publishing. As a result of the separation of Old Viacom, Old Viacom’s motion picture production and distribution and theatrical exhibition business became part of New Viacom’s businesses, and substantially all of the remaining businesses of Old Viacom overseen by Mr. Dolgen remained with CBS Corporation. Mr. Dolgen began his career in the entertainment industry in 1976 and, until joining the Viacom Entertainment Group, served in executive positions at Columbia Pictures Industries, Inc., Twentieth Century Fox and Fox, Inc., and Sony Pictures Entertainment. Mr. Dolgen has also been a director of Live Nation Entertainment, Inc. since its formation following the merger of Live Nation, Inc. and Ticketmaster in January 2010. Prior to the merger, Mr. Dolgen was a director of Ticketmaster from August 2008. From October 2004 until September 2008, Mr. Dolgen was a director of Charter Communications, Inc. He is also a member of the Board of Trustees of the Claremont Graduate School and a director of the Simon Wiesenthal Center. Mr. Dolgen holds a B.S. from Cornell University and a J.D. from New York University.

Board Membership Qualifications: Mr. Dolgen has extensive high-level executive management experience, including prior service as a Chief Executive Officer. Mr. Dolgen also has experience as a director serving on other public company boards. Mr. Dolgen has significant expertise in both traditional and new media.

Craig A. Jacobson has been a director of Expedia since December 2007. Mr. Jacobson is a founding partner at the law firm of Hansen, Jacobson, Teller, Hoberman, Newman, Warren, Richman, Rush & Kaller, L.L.P., where he has practiced entertainment law for the past 20 years. Mr. Jacobson is a member of the Board of Directors of Charter Communications and Tribune Entertainment. Mr. Jacobson was a director of Ticketmaster from August 2008 until its merger with Live Nation, Inc. in January 2010, Aver Media, a privately-held Canadian lending institution, and Eventful Inc., digital media company.

Board Membership Qualifications: Mr. Jacobson has extensive legal and business knowledge and experience in corporate governance matters. Mr. Jacobson also has significant financial knowledge gained during his more than twenty years practicing law as well as his service as a director serving on public and private company boards.

Peter M. Kern has been a director of Expedia since completion of the IAC/Expedia Spin-Off. Mr. Kern is a Managing Partner of InterMedia Partners, LP, a private equity firm. Prior to joining InterMedia, Mr. Kern was Senior Managing Director and Principal of Alpine Capital LLC. Prior to Alpine Capital, Mr. Kern founded Gemini Associates in 1996 and served as President from its inception through its merger with Alpine Capital in 2001. Prior to founding Gemini Associates, Mr. Kern was at the Home Shopping Network and Whittle Communications. Since April 2013, Mr. Kern has served as Chairman of the Board of Directors of Hemisphere Media Group, Inc., a publicly-traded Spanish-language media company. Mr. Kern also serves on the boards of a number of private companies, including Televicentro of Puerto Rico, LLC, Luxury Retreats International Holdings, Inc. and Cine Latino, Inc. Mr. Kern holds a B.S. degree from the Wharton School at the University of Pennsylvania.

Board Membership Qualifications: Through his extensive background in private equity and as a director of several private companies, as well as prior experience in senior executive positions, Mr. Kern has a high level of financial expertise and background in analyzing investments and strategic transactions.

John C. Malone has been a director of Expedia since completion of the IAC/Expedia Spin-Off, other than for a brief period in November/December 2012. Dr. Malone has served as the Chairman of the Board of Liberty Interactive Corporation (formerly known as Liberty Media Corporation) since 1994, and as Chairman of the Board of Liberty Media Corporation (formerly known as Liberty Spinco, Inc.) since August 2012 and as a director since January 2013, and he served as Liberty Interactive’s Chief Executive Officer from August 2005 through February 2006. Dr. Malone has served as a director of Charter Communications since May 2013, and the CATO Institute since October 2011. Dr. Malone previously served as a director of Sirius XM Radio Inc. from April 2009 to May 2013, and as Chairman of the Board of Starz (formerly known as Liberty Media Corporation) from August 2011 to January 2013, and served as a director of Starz from December 2010 to January 2013. Dr. Malone also served as Chairman of the Board of Tele-Communications, Inc. from 1996 to 1999 and as Chief Executive Officer of Tele-Communications, Inc. from 1994 to 1997. In addition, Dr. Malone has served as Chairman of the Board of Directors of Liberty Global, Inc. since June 2005 and served as Chairman of the Board of Liberty Global’s predecessor, LMI, from March 2004 to June 2005. Dr. Malone served as a director of UnitedGlobalCom, Inc., now a subsidiary of Liberty Global, Inc., from January 2002 to June 2005. He has served as a director of Discovery Communications, Inc. since September 2008, and he served as Chairman of the Board of its predecessor, Discovery Holding Company, from March 2005 to September 2008. Dr. Malone served as a director of the Bank of New York Company, Inc. from June 2005 to April 2007, of Cablevision Systems Corp. from March 2005 to June 2005 and of Ascent Capital Group, Inc. from January 2010 to September 2012. In addition, Dr. Malone served as Chairman of the Board of Directors of DIRECTV from November 2009 until June 2010 and previously to that he served as Chairman of the Board of DIRECTV’s predecessor, The DirecTV Group, Inc., from February 2008 to November 2009. Dr. Malone also served as a director of IAC/InterActiveCorp from May 2006 until June 2010, and of Live Nation Entertainment, Inc. from January 2010 until February 2011.

Board Membership Qualifications: Dr. Malone was nominated as a director by Liberty Interactive, which currently has the right to nominate two individuals for election to Expedia’s Board of Directors pursuant to the Governance Agreement. Dr. Malone is a leader in the media and telecommunications industry and has extensive senior executive experience as well as experience as a director serving on other public company boards.

José A. Tazón has been a director of Expedia since March 2009. Since January 1, 2009, Mr. Tazón has served as the non-executive Chairman of the Board of Directors of Amadeus IT Group S.A., a leading provider of IT solutions to the travel and tourism industry. Mr. Tazón served as Amadeus’ President and Chief Executive Officer from October 1990 until December 2008. Prior to joining Amadeus, Mr. Tazón worked at Iberian Airlines from 1975 until 1987, where he served as Head of Systems Planning from 1983 until 1987. Mr. Tazón received advanced degrees in Telecommunications Engineering and Data Processing from the Universidad Politécnica, Madrid, Spain.

Board Membership Qualifications: Mr. Tazón has extensive senior-level management experience, including eighteen years as a chief executive officer. He also has a wealth of knowledge of the travel and tourism industry, including insight and understanding of technology solutions related to the industry, and a strong background in the global travel marketplace.

Board of Directors

Controlled Company Status. Expedia is subject to the NASDAQ Stock Market Listing Rules. These rules exempt “controlled companies,” or companies of which more than 50% of the voting power is held by an individual, a group or another company, such as Expedia, from certain requirements.

Pursuant to an amended and restated stockholders agreement dated December 20, 2011 (the “Stockholders Agreement”), by and between Liberty Interactive and Mr. Diller, Mr. Diller generally controls the vote of shares that he owns as well as those shares beneficially owned by Liberty Interactive. Based on information filed by Mr. Diller and Liberty Interactive and certain of their affiliates on a Statement of Beneficial Ownership on Schedule 13D/A, filed on April 2, 2012, a Form 4 filed by Mr. Diller on March 15, 2013, and a Form 4 filed by Liberty Interactive on February 11, 2014, Mr. Diller and Liberty Interactive together beneficially own, as of the record date, approximately 13% of the outstanding common stock (or 23% assuming exercise of Mr. Diller’s vested stock options and conversion of all shares of Class B common stock into shares of common stock) and 100% of the outstanding Class B common stock and, consequently, approximately 59% of the combined voting power of the outstanding Expedia capital stock. On this basis, Expedia is relying on the exemption for controlled companies from certain NASDAQ requirements, including, among others, the requirement that a majority of the Board of Directors be composed of independent directors, the requirement that the Compensation Committee be composed solely of independent directors and certain requirements relating to the nomination of directors.

Director Independence. The Board of Directors has determined that each of Messrs. Battle, Dolgen, Jacobson, Kern and Tazón is an “independent director” as defined by the NASDAQ listing rules. In making its independence determinations, the Board considered the applicable legal standards and any relevant transactions, relationships or arrangements, including legal services provided to a subsidiary of IAC by the law firm in which Mr. Jacobson is a partner and Mr. Tazón’s service as non-executive chairman of Amadeus, a company with which Expedia has a contractual relationship.

The Board. The Board of Directors met five times in 2013. For 2013, each director attended more than 75% of the meetings of the Board and the Board committees on which they served (held during the period that such director served). The independent directors meet in regularly scheduled sessions, typically before or after each Board meeting, without the presence of management. Directors are encouraged, but not required to attend annual meetings of Expedia stockholders. Seven members of the Board attended the 2013 Annual Meeting of Stockholders.

Board Leadership Structure. Mr. Diller serves as the Chairman and also serves as Senior Executive of the Company, and Mr. Khosrowshahi serves as Chief Executive Officer of the Company. The roles of Chief Executive Officer and Chairman of the Board are currently separated in recognition of the differences between the two roles. We believe that it is in the best interests of our stockholders for the Board to make a determination regarding the separation or combination of these roles each time it elects a new Chairman or appoints a Chief Executive Officer, based on the relevant facts and circumstances applicable at such time. Independent members of the Board chair our Audit, Compensation and Section 16 Committees. Expedia has had the current leadership structure since the completion of its spin-off from IAC.

Board’s Role in Risk Oversight. As part of its general oversight duties, the Board of Directors oversees the Company’s risk management. The Chief Executive Officer, Chief Financial Officer and General Counsel attend quarterly Board meetings and discuss operational risks with the Board. Management also provides quarterly reports and presentations on strategic risks to the Board. Between quarterly meetings, the Chief Financial Officer and General Counsel meet regularly with the Executive Committee, and the members are informed of any immediate risks at such meetings.

In addition, the Audit Committee is responsible for discussing with management the Company’s major financial risks and the steps management has taken to monitor and control such risks, including the Company’s risk assessment and risk management policies. The Audit Committee also has oversight responsibility for the Company’s foreign exchange risk management policy and investment management policy. In fulfilling its responsibilities, the Audit Committee receives regular reports from the Chief Financial Officer, General Counsel, Vice President of Internal Audit, Treasurer, Chief Technology Officer and Chief Accounting Officer. In addition, the Committee reviews the results of the annual risk assessment survey of key company leaders. The Vice President of Internal Audit reports directly to the Audit Committee and provides quarterly (or more frequent) reports on the results of internal audits and investigations. The Chairman of the Audit Committee makes regular reports to the Board.

Board Committees

The Board of Directors has the following standing committees: the Audit Committee, the Compensation Committee, the Section 16 Committee and the Executive Committee. The Audit, Compensation and Section 16 Committees operate under written charters adopted by the Board of Directors. These charters are available on the “Corporate Governance” page of the “Investors” section of the Company’s corporate website at www.expediainc.com. The following table sets forth the current members of each Committee and the number of meetings held by, and times that each such Committee took action by unanimous written consent, during 2013. Except as indicated, each Committee member identified below served in the capacities set forth below for all of 2013.

Name	Audit Committee	Compensation Committee	Section 16 Committee	Executive Committee
Barry Diller	—	—	—	X
Victor A. Kaufman	—	—	—	X
Dara Khosrowshahi	—	—	—	X
A. George “Skip” Battle(1)	X (Chair)	—	—	—
Pamela L. Coe	—	X	—	—
Jonathan L. Dolgen(1)	—	X (Chair)	X (Chair)	—
Craig A. Jacobson(1)(2)	X	X	X	—
Peter M. Kern(1)	X	X	X	—
John C. Malone	—	—	—	—
José A. Tazón(1)	—	—	—	—
Number of Meetings	8	6	6	1
Number of Unanimous Written Consents	1	0	0	3

(1)	Independent director.
(2)	Appointed to Compensation Committee and Section 16 Committees on February 28, 2013.

Audit Committee. Each current Audit Committee member satisfies the independence requirements for Audit Committee members under the current standards imposed by the rules of the SEC and NASDAQ. The Board has determined that each of Messrs. Battle and Kern is an “audit committee financial expert,” as such term is defined in the regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Audit Committee functions pursuant to a written charter adopted by the Board, pursuant to which the Audit Committee is granted the responsibilities and authority necessary to comply with Rule 10A-3 of the Exchange Act. The full text of the Audit Committee charter is available on the “Corporate Governance” page of the “Investors” section of the Company’s corporate website at www.expediainc.com. The Audit Committee is appointed by the Board to assist the Board with a variety of matters discussed in detail in the charter, including monitoring: (i) the integrity of the Company’s financial reporting process, (ii) the independent registered public accounting firm’s qualifications and independence, (iii) the performance of Company’s internal audit function and the independent registered public accounting firm and (iv) the Company’s compliance with legal and regulatory requirements.

The formal report of the Audit Committee with respect to the year ended December 31, 2013, is set forth under the heading “Audit Committee Report” below.

Compensation Committee. With the exception of Ms. Coe, each member satisfies the independence requirements for Compensation Committee members under the current standards imposed by the rules of the SEC and NASDAQ. No member of the Compensation Committee is an employee of Expedia. The Compensation Committee is responsible for (i) administering and overseeing the Company’s executive compensation program, including salary matters, bonus plans and stock compensation plans, and (ii) approving all grants of equity awards, but excluding matters governed by Rule 16b-3 under the Exchange Act (see section below titled

“Section 16 Committee”). A description of the Company’s processes and procedures for the consideration and determination of executive compensation is included in the section below titled “Compensation Discussion and Analysis.” Section 16 Committee. Each member of the Section 16 Committee is an “independent director” as defined by the NASDAQ listing rules and satisfies the definition of “non-employee director” for purposes of Section 16 of the Exchange Act. The Section 16 Committee is authorized to exercise all powers of the Board of Directors with respect to matters governed by Rule 16b-3 under the Exchange Act, including approving grants of equity awards to Expedia’s executive officers. Mr. Dolgen is the Chairman of the Section 16 Committee.

Compensation Consultant Independence. During 2013, management retained Compensia, Inc., a compensation consulting firm, to conduct a review of Expedia’s compensation peer groups and to compile data from proxy statements and other SEC filings of peer companies regarding compensation for certain executive officer positions. Neither Compensia, nor any other compensation consultant had any role in determining or recommending the amount or form of executive compensation for 2013. The Compensation Committee considered various factors bearing upon Compensia’s independence including, but not limited to, the amount of fees received by Compensia from Expedia as a percentage of Compensia’s total revenue, Compensia’s policies and procedures designed to prevent conflicts of interest, and the existence of any business or personal relationship that could impact Compensia’s independence. After reviewing these and other factors, the Committee determined that Compensia was independent and that its engagement did not present any conflicts of interest.

Compensation Policies and Practices Risk Assessment. Consistent with SEC disclosure requirements, management has assessed compensation policies and practices for Company employees and has concluded that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Executive Committee. The Executive Committee has all the power and authority of the Board of Directors, except those powers specifically reserved to the Board by Delaware law.

Director Nominations

Given the ownership structure of the Company and its status as a “controlled company,” the Board of Directors does not have a nominating committee or other committee performing similar functions or any formal policy on director nominations. Pursuant to the Governance Agreement, Liberty Interactive has the right to nominate a number of directors equal to 20% of the total number of the directors on the Board of Directors (rounded up to the next whole number if the number of directors on the Board is not an even multiple of five) for election to the Board so long as certain stock ownership requirements are satisfied. The Board does not have specific requirements for eligibility to serve as a director of Expedia, nor does it have a specific policy on diversity. However, in evaluating candidates, regardless of how recommended, the Board considers whether the professional and personal ethics and values of the candidate are consistent with those of Expedia, whether the candidate’s experience and expertise would be beneficial to the Board in rendering service to Expedia, including in providing a mix of Board members that represent a diversity of backgrounds, perspectives and opinions, whether the candidate is willing and able to devote the necessary time and energy to the work of the Board, and whether the candidate is prepared and qualified to represent the best interests of Expedia’s stockholders. Given the controlled status of Expedia, the Board believes the process described above is appropriate. Liberty Interactive has nominated Dr. Malone and Ms. Coe as nominees for 2014. The other nominees to the Board were recommended by the Chairman and then were considered and recommended by the entire Board.

The Board of Directors does not have a formal policy regarding the consideration of director candidates recommended by stockholders, as historically Expedia has not received such recommendations. However, the Board would consider such recommendations if made in the future. Stockholders who wish to make such a recommendation should send the recommendation to Expedia, Inc., 333 108th Avenue N.E., Bellevue, Washington 98004, Attention: Secretary. The envelope must contain a clear notation that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a stockholder, provide a brief summary of the candidate’s qualifications and history and be accompanied by evidence of the sender’s stock ownership, as well as consent by the candidate to serve as a director if elected. Any director candidate recommendations will be reviewed by the Secretary and, if deemed appropriate, forwarded to the Chairman for further review. If the Chairman believes that the candidate fits the profile of a director nominee as described above, the recommendation will be shared with the entire Board.

Communications with the Board

Stockholders who wish to communicate with the Board of Directors or a particular director may send such communication to Expedia, Inc., 333 108th Avenue N.E., Bellevue, Washington 98004, Attention: Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder, provide evidence of the sender’s stock ownership and clearly state whether the intended recipients are all members of the Board or just certain specified directors. The Secretary will then review such correspondence and forward it to the Board, or to the specified director(s), if deemed appropriate. Communications that are primarily commercial in nature, that are not relevant to stockholders or other interested constituents or that relate to improper or irrelevant topics will generally not be forwarded to the Board or to the specified director(s).

Compensation of Non-Employee Directors

The Board of Directors sets non-employee director compensation, which is designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of Company stock to further align directors’ interests with those of our stockholders.

Expedia employees do not receive compensation for services as directors, and Liberty Interactive nominees have historically agreed that they would not receive compensation for their Expedia Board service, including for 2014. During 2013, each non-employee director of Expedia was entitled to receive the following compensation:

•	an annual retainer of $45,000, paid in equal quarterly installments;

•

a grant of restricted stock units (“RSUs”) with a value of $250,000 (based on the closing price of Expedia’s common stock on the NASDAQ Stock Market on the day prior to the grant), upon such director’s initial election to office and annually thereafter on June 1, such RSUs to vest in three equal installments commencing on the first anniversary of the grant date and, in the event of a change in control (as defined in the Second Amended and Restated Expedia, Inc. 2005 Stock and Annual Incentive Plan (the “Expedia 2005 Plan”) and described in the section below titled “Executive Compensation—Potential Payments Upon Termination or Change in Control”), to vest automatically in full, and such RSUs to be entitled to dividends declared and paid on the underlying shares of common stock during the vesting period;

•	an annual retainer of $20,000 for each member of the Audit Committee (including the Chairman) and $15,000 for each member of the Compensation Committee (including the Chairman); and

•	an additional annual retainer of $10,000 for the Chairman of the Audit Committee and $10,000 for the Chairman of the Compensation Committee.

Members of the Section 16 Committee do not receive additional compensation for service on that committee. Expedia reimburses directors for all reasonable expenses incurred to attend Board and committee meetings.

Director Stock Ownership Guidelines

In March 2010, the Board of Directors adopted stock ownership guidelines for directors to further align the interests of the directors with the interests of the stockholders of the Company. The director stock ownership guidelines apply to all directors except (i) directors who are also subject to the Company’s Executive Stock Ownership Guidelines and (ii) directors nominated by Liberty Interactive, who do not receive compensation from the Company for service on the Board of Directors (“Covered Directors”).

Covered Directors are encouraged to hold a number of shares of Expedia common stock during their tenure equal to three times the annual cash retainer (currently $45,000, with the current holding requirement thereby equal to $135,000). Each Covered Director will have three years from the later of (i) the adoption of the policy and (ii) election to the Board of Directors to acquire such shares. If the annual cash retainer is increased during a Covered Director’s service, the Covered Director shall have three years from the date of the increase in the annual cash retainer to acquire the additional stock. Based on the closing price of the Company’s common stock on April 1, 2014, each Covered Director held shares of Expedia common stock with a value significantly greater than $135,000.

Non-Employee Director Deferred Compensation Plan

Under Expedia’s Non-Employee Director Deferred Compensation Plan, non-employee directors may defer all or a portion of their directors’ fees. Eligible directors who defer their directors’ fees may elect to have such deferred fees (i) applied to the purchase of share units, representing the number of shares of Expedia common stock that could have been purchased on the date such fees would otherwise be payable, or (ii) credited to a cash fund. If any dividends are paid on Expedia common stock, dividend equivalents will be credited on the share units. The cash fund will be credited with deemed interest at an annual rate equal to the average “bank prime loan” rate for such year identified in the U.S. Federal Reserve Statistical Release. Upon termination of service as a director of the Company, a director will receive (1) with respect to share units, such number of shares of Expedia common stock as the share units represent, and (2) with respect to the cash fund, a cash payment. Payments upon termination will be made in either one lump sum or up to five installments, as elected by the eligible director at the time of the deferral election.

2013 Non-Employee Director Compensation

As employees of the Company, Messrs. Diller, Kaufman and Khosrowshahi did not receive compensation for service as directors. Dr. Malone and Ms. Coe, both of whom were nominated by Liberty Interactive, also did not receive compensation for their Expedia Board service. The following table shows the 2013 compensation information for the remaining directors of the Company.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(4)	All Other Compensation ($)	Total ($)
A. George “Skip” Battle(5)	$75,000	$249,996	—	—	$324,996
Jonathan L. Dolgen(6)	70,000	249,996	—	—	319,996
Craig A. Jacobson(7)	77,583	249,996	—	—	327,579
Peter M. Kern(8)	80,000	249,996	—	—	329,996
José A. Tazón(9)	45,000	249,996	—	—	294,996

(1)	This column reports the amount of cash compensation earned in 2013 for Board and committee service, including amounts deferred at the director’s election.
(2)	Amounts shown reflect the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. These amounts reflect an estimate of the grant date fair value and may not correspond to the actual value that will be recognized by the directors. Stock awards consist of RSUs valued using the closing price of Expedia common stock on the NASDAQ Stock Market on the first trading day immediately preceding the grant date.
(3)	Each of Messrs. Battle, Dolgen, Jacobson, Kern and Tazón had 11,027 RSUs outstanding at December 31, 2013.
(4)	Expedia has not granted any options for service as a director. At December 31, 2013, Mr. Battle held options to purchase 8,526 shares of Expedia common stock that were issued in connection with IAC’s acquisition of Ask Jeeves, Inc. in July 2005.

(5)	Mr. Battle is the Chairman of the Audit Committee.
(6)	Mr. Dolgen is the Chairman of each of the Compensation and Section 16 Committees.
(7)	Mr. Jacobson is a member of each the Audit, Compensation and Section 16 Committees.
(8)	Mr. Kern is a member of each of the Audit, Compensation and Section 16 Committees.
(9)	Mr. Tazón elected to defer his director fees, net of applicable taxes, in 2010, 2011, 2013 and 2014 pursuant to Expedia’s Non-Employee Director Deferred Compensation Plan, which is described above. Mr. Tazón did not elect to defer his director fees for 2012. At April 1, 2014, Mr. Tazón held a total of 4,788.520 share units.

Compensation Committee Interlocks and Insider Participation

The Board of Directors currently has a Compensation Committee consisting of Messrs. Dolgen, Jacobson and Kern and Ms. Coe and a Section 16 Committee consisting of Messrs. Dolgen, Jacobson and Kern. None of Messrs. Dolgen, Jacobson or Kern, or Ms. Coe was an officer or employee of Expedia, formerly an officer of Expedia, or an executive officer of an entity for which an executive officer of Expedia served as a member of the compensation committee or as a director during the one-year period ended December 31, 2013.

Required Vote

At the Annual Meeting, stockholders will be asked to elect ten members of the Board of Directors, each to hold office for a one-year term ending on the date of the next annual meeting of stockholders or until each such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation).

Election of Messrs. Diller, Kaufman, Khosrowshahi, Dolgen, Malone and Tazón and Ms. Coe as directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of shares of Expedia common stock and Class B common stock, present in person or represented by proxy, voting together as a single class.

Election of Messrs. Battle, Jacobson and Kern as directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of shares of Expedia common stock, present in person or represented by proxy, voting together as a separate class.

For the election of the directors, abstentions and broker non-votes will have no effect because approval by a certain percentage of voting stock present or outstanding is not required.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED ABOVE.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP was Expedia’s independent registered public accounting firm for the year ended December 31, 2013. The Audit Committee of the Board of Directors has also appointed Ernst & Young LLP as Expedia’s independent registered public accounting firm for the year ending December 31, 2014.

Selection of Expedia’s independent registered public accounting firm is not required to be submitted to a vote of the stockholders for ratification. The Sarbanes-Oxley Act of 2002 requires that the Audit Committee be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. If the stockholders fail to vote on an advisory basis in favor of the appointment, the Audit Committee will reconsider whether to retain Ernst & Young LLP and may retain that firm or another firm without resubmitting the matter to Expedia stockholders. Even if stockholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Expedia and its stockholders.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, and will be given an opportunity to make a statement if he or she so chooses and will be available to respond to appropriate questions.

Required Vote

At the Annual Meeting, stockholders will be asked to ratify the appointment of Ernst & Young LLP as Expedia’s independent registered public accounting firm for 2014. This proposal requires the affirmative vote of a majority of the voting power of the shares of Expedia common stock and Class B common stock, present in person or represented by proxy, and entitled to vote thereon, voting together as a single class.

Abstentions will be counted toward the tabulations of votes cast on the ratification of the independent registered public accounting firm proposal and will have the same effect as votes against the proposal. Brokers have discretion to vote on the proposal for ratification of the independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS EXPEDIA’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014.

PROPOSAL 3:

ADVISORY VOTE ON EXPEDIA’S EXECUTIVE COMPENSATION

Overview

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are providing stockholders the opportunity to vote at the Annual Meeting to approve, on an advisory or non-binding basis, the compensation of Expedia’s named executive officers as disclosed in this proxy statement in accordance with SEC rules. Pursuant to the Dodd-Frank Act, the stockholder vote on executive compensation is an advisory vote only, and it is not binding on the Company or our Board of Directors.

Although the vote is non-binding, the Compensation Committees and the Board of Directors value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement the Compensation Committees will consider the impact of such vote on its compensation policies and decisions. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders an opportunity to endorse or not endorse our executive officer pay program and policies through the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the Company’s proxy statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and the other related tables and disclosure.”

Expedia’s executive compensation program is designed to attract, retain and motivate highly skilled executives with the business experience and acumen that management and the Compensation Committees believe are necessary for achievement of Expedia’s long-term business objectives. In addition, the executive compensation program is designed to reward short- and long-term performance and to align the financial interests of executive officers with the interests of Expedia’s stockholders. Please refer to the “Expedia Executive Compensation—Expedia Compensation Discussion and Analysis” section for a detailed discussion of Expedia’s executive compensation practices and philosophy.

Expedia is asking for stockholder approval of the compensation of Expedia’s named executive officers as disclosed in this proxy statement in accordance with SEC rules, which disclosures include the disclosures in the “Expedia Executive Compensation—Expedia Compensation Discussion and Analysis,” the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of Expedia’s named executive officers and the policies and practices described in this proxy statement.

Required Vote

At the Annual Meeting, Expedia will ask its stockholders to approve, on an advisory basis, the compensation of its named executive officers as disclosed in this proxy statement in accordance with SEC rules. This proposal requires the affirmative vote of a majority of the voting power of the shares of Expedia common stock and Class B common stock, present in person or represented by proxy, and entitled to vote thereon, voting together as a single class.

Abstentions will be counted toward the tabulations of voting power present and entitled to vote on the Expedia executive compensation proposal and will have the same effect as votes against the proposal. Brokers do not have discretion to vote on the proposal regarding Expedia’s executive compensation and broker non-votes will have no effect on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF EXPEDIA’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT IN ACCORDANCE WITH SEC RULES.

PROPOSAL 4:

STOCKHOLDER PROPOSAL—REPORTING POLITICAL CONTRIBUTIONS AND EXPENDITURES

The Company is not responsible for the content of this stockholder proposal or supporting statement.

The stockholder proposal set forth below was submitted to the Company by the Comptroller of the State of New York, Thomas P. DiNapoli, as sole Trustee of the New York State Common Retirement Fund and the administrative head of the New York State and Local Employees’ Retirement System and the New York State Police and Fire Retirement System, 633 Third Avenue, 31st Floor, New York, New York 10017, who has provided certification indicating that, as of December 18, 2013, it was the beneficial owner of 361,780 shares of the Company’s common stock, or approximately 0.30% of our outstanding shares, and that it intends to own at least 2,000 shares through the date of the 2014 Annual Meeting. The Comptroller has advised the Company that he intends to present the following stockholder proposal at the 2014 Annual Meeting. The proposal is printed exactly as it was submitted.

“Resolved, that the shareholders of Expedia Inc., (“Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1.	Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a.	The identity of the recipient as well as the amount paid to each; and

b.	The title(s) of the person(s) in the Company responsible decision-making.

The report shall be represented to the board of directors or relevant board committee and posted on the Company’s website.

Supporting Statement

As long-term shareholders of Expedia we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect political contributions to candidates, political parties, or political organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said, “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

Expedia contributed at least $840,000 in corporate funds since the 2002 election cycle. (CQ: http://moneyline.cq.com and National Institute on Money in State Politics: http://www.followthemoney.org).

Relying on publicly available data does not provide a complete picture of the Company’s political spending. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In some cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations used for political purposes. This would bring our Company in line with a growing number of leading companies, including Exelon, Merck and Microsoft that support political disclosures and accountability and present this information on their websites.

The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.”

Board of Directors’ Statement in Opposition

The Board has considered the proposal and while the Board generally supports the proposal’s stated objectives of transparency and accountability, it believes adoption of the proposal is unnecessary and would not be in the best interests of the Company or our stockholders. The Board believes the Company has a responsibility to its stockholders, employees and customers to be engaged in the political process to both protect and promote shared interests.

By requiring disclosure of all corporate political contributions, however, including those made indirectly through trade associations, as requested in this proposal, could place the Company at a competitive disadvantage by revealing its strategies and priorities. Parties with interests adverse to the Company likewise participate in the political process. Accordingly, any expanded disclosure by the Company, above what is required by law and equally applicable to all similar parties engaged in public debate, could benefit those parties while harming the interests of the Company and our stockholders.

Finally, the Board believes that producing the report requested by this proposal would be burdensome and an unnecessary use of the Company’s resources without a commensurate benefit. Accordingly, the Board does not believe that such additional disclosure is in the best interests of the Company and its stockholders and recommends a vote against this proposal.

Required Vote

If this proposal is properly presented at the Annual Meeting, approval requires the affirmative vote of a majority of the shares of Expedia common stock and Class B common stock, in person or represented by proxy, and entitled to vote thereon, voting together as a single class.

THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL REGARDING REPORTING POLITICAL CONTRIBUTIONS AND EXPENDITURES.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements, the public reporting process and establishing and maintaining an effective system of internal control over financial reporting. The Company’s independent registered public accounting firm is engaged to audit and express opinions on the conformity of the Company’s financial statements to generally accepted accounting principles and applicable rules and regulations, and the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements and related footnotes for the year ended December 31, 2013, together with the results of the assessment of the internal control over financial reporting, with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters that are required to be discussed under Public Company Accounting Oversight Board (PCAOB) standards. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm as required by PCAOB rules, and has discussed with the independent registered public accounting firm, their independence from the Company and its management. Finally, the Audit Committee has considered the independent registered public accounting firm’s provision of audit and non-audit services to the Company and concluded that the provision of such services is compatible with the independent registered public accounting firm’s independence.

Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC.

Members of the Audit Committee:

A. George “Skip” Battle (Chairman)

Craig A. Jacobson

Peter M. Kern

Fees Paid to Our Independent Registered Public Accounting Firm

The following table sets forth aggregate fees for professional services rendered by Ernst & Young LLP for the years ended December 31, 2013 and 2012.

	2013	2012
Audit Fees(1)	$5,182,000	$4,833,000
Audit-Related Fees(2)	192,000	689,000

Total Audit and Audit-Related Fees	5,374,000	5,522,000
Tax Fees	7,100	12,000
Other Fees(3)	23,000	33,000

Total Fees	$5,404,100	$5,567,000

(1)	Audit Fees include fees and expenses associated with the annual audit of the Company’s consolidated financial statements and internal control over financial reporting, statutory audits, reviews of the Company’s periodic reports, accounting consultations, reviews of SEC registration statements and consents and other services related to SEC matters.
(2)	Audit-Related Fees include fees and expenses for due diligence in connection with acquisitions, and related accounting consultations. For 2013, audit-related fees primarily relate to enterprise resource planning controls review.
(3)	Other Fees include fees and expenses for professional education offerings to the Company’s employees, as well as access to Ernst & Young LLP’s online research tools.

Audit Committee Review and Pre-Approval of Independent Registered Public Accounting Firm Fees

The Audit Committee has considered the audit and non-audit services provided by Ernst & Young LLP, as described above, and believes that they are compatible with maintaining Ernst & Young LLP’s independence as the Company’s independent registered public accounting firm.

The Audit Committee has adopted a policy governing the pre-approval of all audit and permitted non-audit services performed by the Company’s independent registered public accounting firm to ensure that the provision of such services does not impair the independent registered public accounting firm’s independence from the Company and its management. Unless a type of service to be provided by the Company’s independent registered public accounting firm has received general pre-approval from the Audit Committee, it requires specific pre-approval by the Audit Committee. The payment for any proposed services in excess of pre-approved cost levels requires specific pre-approval by the Audit Committee.

Pursuant to its pre-approval policy, the Audit Committee may delegate its authority to pre-approve services to one or more of its members, and has currently delegated this authority to its Chairman, subject to a limit of $500,000 per approval. The decisions of the Chairman (or any other member(s) to whom such authority may be delegated) to grant pre-approvals must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee may not delegate its responsibilities to pre-approve services to management.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as of April 1, 2014 relating to the beneficial ownership of Expedia’s capital stock by (i) each person or entity known to Expedia to own beneficially more than 5% of the outstanding shares of Expedia’s common stock and Class B common stock, (ii) each director of Expedia, (iii) the named executive officers, and (iv) the executive officers and directors of Expedia, as a group. Unless otherwise indicated, beneficial owners listed in the table may be contacted at Expedia’s corporate headquarters at 333 108th Avenue N.E., Bellevue, Washington 98004.

Shares of Expedia Class B common stock may, at the option of the holder, be converted on a one-for-one basis into shares of Expedia common stock. For each beneficial owner listed, the number of shares of Expedia common stock and the percentage of each such class listed assumes (i) the conversion of Class B common stock, (ii) the exercise of stock options that are or will become exercisable within 60 days of April 1, 2014, and (iii) Expedia RSUs that will have vested within 60 days of April 1, 2014, but does not assume the conversion, exercise or vesting of any such equity securities owned by any other owner.

The percentage of votes for all classes of Expedia’s capital stock is based on one vote for each share of common stock and ten votes for each share of Class B common stock.

	Common Stock			Class B Common Stock			Percent (%) of Votes (All Classes)
Beneficial Owner	Shares		%	Shares		%
Liberty Interactive Corporation 12300 Liberty Boulevard Englewood, CO 80112	23,077,576	(1)	17.78	12,799,999	(2)	100	56.45
Capital World Investors 333 South Hope Street Los Angeles, CA 90071	10,798,000	(3)	9.23	—		—	4.41
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	9,082,808	(4)	7.76	—		—	3.71
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	6,807,574	(5)	5.82	—		—	2.78
JP Morgan Chase & Co. 270 Park Avenue New York, NY 10017	6,406,163	(6)	5.48	—		—	2.62
Barry Diller	30,007,617	(7)	22.76	12,799,999	(2)	100	58.78
Victor A. Kaufman	262,289	(8)	*	—		—	*
Dara Khosrowshahi	1,211,461	(9)	1.03	—		—	*
A. George “Skip” Battle	49,555	(10)	*	—		—	*
Pamela L. Coe	—	(11)	*	—		—	*
Jonathan L. Dolgen	50,070	(12)	*	—		—	*
Craig A. Jacobson	27,420		*	—		—	*
Peter M. Kern	47,022		*	—		—	*
John C. Malone	—	(11)	*	—		—	*
José A. Tazón	27,006		*	—		—	*
Mark D. Okerstrom	212,344	(13)	*	—		—	*
Robert J. Dzielak	50,381	(14)	*	—		—	*
Lance A. Soliday	23,501	(15)	*	—		—	*
All executive officers, directors and director nominees as a group (13 persons)	31,968,666	(16)	24.02	12,799,999		100	59.28

*	The percentage of shares beneficially owned does not exceed 1% of the class.

(1)	Based on information filed on a Schedule 13D, as amended, with the SEC on November 1, 2007 by Liberty Interactive and Mr. Diller (the “Liberty/Diller Schedule 13D”), information filed on a Form 4 with the SEC on February 11, 2014 by Liberty Interactive, and the Company’s records. Consists of 10,277,577 shares of common stock and 12,799,999 shares of Class B common stock held by Liberty USA Holdings, LLC, a wholly owned subsidiary of Liberty Interactive (“Liberty USA”). Pursuant to the Stockholders Agreement described in the section above titled “Board Meetings and Committees,” Mr. Diller generally has the right to vote all the shares of common stock and Class B common stock held by Liberty Interactive and Liberty USA.
(2)	Consists of shares of Class B common stock held by Liberty USA. Pursuant to the Stockholders Agreement, Mr. Diller generally has the right to vote all the shares of Class B common stock held by Liberty Interactive and Liberty USA.
(3)	Based on information filed on a Schedule 13G with the SEC on February 13, 2014 by Capital World Investors, LLC reporting sole voting power and sole dispositive power over 10,798,00 shares of common stock.
(4)	Based on information filed on a Schedule 13G with the SEC on January 29, 2014 by BlackRock, Inc. reporting sole voting power over 7,666,187 shares of common stock and sole dispositive power over 9,082,808 shares of common stock.
(5)	Based on information filed on a Schedule 13G with the SEC on February 12, 2014 by The Vanguard Group, reporting sole voting power over 171,291 shares of common stock, sole dispositive power over 6,646,233 shares of common stock and shared dispositive power over 161,341 shares of common stock.
(6)	Based on information filed on a Schedule 13G/A with the SEC on January 16, 2014 by JPMorgan Chase & Co. reporting sole voting power over 6,350,314 shares of common stock, shared voting power over 23,625 shares of common stock, sole dispositive power over 6,382,538 shares of common stock and shared dispositive power over 23,625 shares of common stock.
(7)	Consists of (i) 4,408,396 shares of common stock owned by Mr. Diller, (ii) options to purchase 2,082,093 shares of common stock held by Mr. Diller that are exercisable within 60 days of April 1, 2014, (iii) 439,552 shares of common stock held by a private foundation as to which Mr. Diller disclaims beneficial ownership, (iv) 10,277,577 shares of common stock held by Liberty USA (see footnote 1 above), and (v) 12,799,999 shares of Class B common stock held by Liberty USA (see footnote 2 above). Pursuant to the Stockholders Agreement, Mr. Diller generally has the right to vote all the shares of common stock and Class B common stock held by Liberty Interactive and Liberty USA. Excludes shares of common stock and options to purchase shares of common stock held by Mr. Diller’s spouse, as to which Mr. Diller disclaims beneficial ownership.
(8)	Consists of 81,958 shares of common stock and options to purchase 180,331 shares of common stock that are exercisable within 60 days of April 1, 2014.
(9)	Consists of (i) 346,194 shares of common stock held by Mr. Khosrowshahi, (ii) options to purchase 800,267 shares of common stock that are exercisable within 60 days of April 1, 2014, and (iii) 65,000 shares of common stock held by a private foundation as to which Mr. Khosrowshahi disclaims beneficial ownership. Mr. Khosrowshahi is restricted from selling or otherwise transferring 203,360 shares of common stock he holds directly until August 2, 2015. See the section below titled “Compensation Discussion and Analysis—Compensation Program Elements—Equity Compensation—2013 Equity Compensation—2012 Khosrowshahi Equity Compensation.”
(10)	Consists of (i) 31,503 shares of common stock held by Mr. Battle, (ii) 15,519 shares of common stock held by the Battle Family Foundation, as to which Mr. Battle disclaims beneficial ownership, and (iii) 2,533 shares of common stock held by Mr. Battle’s wife as custodian under CAUTMA for Catherine McNelley, as to which Mr. Battle disclaims beneficial ownership.
(11)	Excludes shares of common stock and Class B common stock held by Liberty USA, as to which Ms. Coe and Dr. Malone disclaim beneficial ownership.
(12)	Consists of (i) 49,837 shares of common stock held by Mr. Dolgen, and (ii) 233 shares of common stock held indirectly by a charitable trust, of which Mr. Dolgen is a trustee and as to which Mr. Dolgen disclaims beneficial ownership.
(13)	Consists of 32,328 shares of common stock and options to purchase 180,016 shares of common stock that are exercisable within 60 days of April 1, 2014.
(14)	Consists of 5,468 shares of common stock and options to purchase 44,913 shares of common stock that are exercisable within 60 days of April 1, 2014.

(15)	Consists of 1,415 shares of common stock and options to purchase 22,086 shares of common stock that are exercisable within 60 days of April 1, 2014.
(16)	Consists of (i) 15,858,961 shares of common stock, (ii) 12,799,999 shares of Class B common stock, and (iii) options to purchase 3,309,706 shares of common stock that are exercisable within 60 days of April 1, 2014.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Exchange Act, Expedia officers and directors and persons who beneficially own more than 10% of a registered class of Expedia’s equity securities are required to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) with the SEC. Such persons are required by the rules of the SEC to furnish Expedia with copies of all such forms they file. Based solely on a review of the copies of such forms furnished to Expedia and/or written representations that no additional forms were required, Expedia believes that all of its directors, officers and 10% beneficial holders complied with all of the reporting requirements applicable to them with respect to transactions during 2013, except that due to an administrative error, Form 4s reporting vesting of the final one-fifth of RSUs originally awarded on February 28, 2008 to Messrs. Diller, Kaufman, Khosrowshahi, Dzielak, Okerstrom and Soliday were filed late by 11 business days, on March 15, 2013.

Information Concerning Executive Officers

Background information about each of Expedia’s current executive officers, who does not also serve as a director of Expedia, is provided below.

Name	Age	Position With Expedia, Inc.
Robert J. Dzielak	43	Executive Vice President, General Counsel and Secretary
Mark D. Okerstrom	41	Executive Vice President and Chief Financial Officer
Lance A. Soliday	41	Vice President, Chief Accounting Officer and Controller

Robert J. Dzielak has served as Expedia’s Executive Vice President, General Counsel and Secretary since April 2012. Mr. Dzielak had previously served as Expedia’s Senior Vice President and acting General Counsel since October 2011. Since joining Expedia as Assistant General Counsel in April 2006 and through his service as Vice President and Associate General Counsel between February 2007 and October 2011, Mr. Dzielak held primary responsibility for the worldwide litigation portfolio of Expedia and its brands. Prior to joining Expedia, Mr. Dzielak was a partner at the law firm of Preston, Gates and Ellis, LLP (now K&L Gates LLP), where his practice focused on commercial and intellectual property litigation. Mr. Dzielak received his J.D. from The John Marshall Law School.

Mark D. Okerstrom has served as Expedia’s Executive Vice President and Chief Financial Officer since September 2011, and previously served as its Secretary from October 2011 until April 2012. He previously served as Senior Vice President of Corporate Development of Expedia since February 2009. Having joined Expedia in October 2006, Mr. Okerstrom had also previously served as Vice President, Corporate Development until February 2009 and as Senior Director, Corporate Development until February 2008. Prior to joining Expedia, Mr. Okerstrom was a consultant with Bain & Company in Boston and San Francisco, and worked with UBS Investment Bank in London. Prior to that, Mr. Okerstrom practiced as an attorney with the global law firm of Freshfields Bruckhaus Deringer in London. Mr. Okerstrom holds an M.B.A. from Harvard Business School and a law degree from the University of British Columbia.

Lance A. Soliday has served as Expedia’s Vice President, Chief Accounting Officer and Controller since September 2011 and, prior to that, as Senior Director, Financial Reporting since February 2009. Mr. Soliday has previously served as Expedia’s Director, Financial Reporting since December 2006 and Director, Accounting Research since joining Expedia in May 2006. Prior to Expedia, Mr. Soliday held various roles in the finance departments of Amazon.com and Microsoft Corporation. Previously, Mr. Soliday was an accountant with Deloitte & Touche LLP. Mr. Soliday received his bachelor’s degree from Central Washington University and is a certified public accountant.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis describes Expedia’s executive compensation program as it relates to the following individuals who were “named executive officers” of Expedia during the fiscal year ended December 31, 2013:

Barry Diller	Chairman/Senior Executive
Dara Khosrowshahi	Chief Executive Officer
Mark D. Okerstrom	Executive Vice President and Chief Financial Officer
Robert J. Dzielak	Executive Vice President, General Counsel and Secretary
Victor A. Kaufman	Vice Chairman

Roles of the Compensation Committee and Section 16 Committee

Expedia has a Compensation Committee and a Section 16 Committee that together have primary responsibility for establishing the compensation of Expedia’s named executive officers.

The Compensation Committee is responsible for (i) administering and overseeing Expedia’s executive compensation program, including salary matters, bonus plans and equity compensation plans, and (ii) approving all grants of equity awards, but excluding matters governed by Rule 16b-3 under the Exchange Act (see below).

The Section 16 Committee is responsible for administering and overseeing matters governed by Rule 16b-3 under the Exchange Act, including approving grants of equity awards to named executive officers.

The Compensation Committee is appointed by the Board of Directors and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Code. The Section 16 Committee is also appointed by the Board of Directors and consists entirely of directors who are “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. For the purposes of this Compensation Discussion and Analysis, we refer to the Compensation Committee and Section 16 Committee collectively as the “Compensation Committees.”

During 2013, the Compensation Committee consisted of Mr. Dolgen, Ms. Coe, Mr. Kern and, from his appointment on February 28, 2013, Mr. Jacobson. During 2013, the Section 16 Committee consisted of Messrs. Dolgen and Kern and, from his appointment on February 28, 2013, Mr. Jacobson. Mr. Dolgen is the chairman of the Compensation Committees.

Role of Executive Officers

Expedia management participates in reviewing and refining Expedia’s executive compensation program. Mr. Khosrowshahi and Mr. Diller meet with the Compensation Committees at least annually to discuss compensation packages for the executive team. Mr. Khosrowshahi annually reviews the performance of Expedia and each named executive officer other than himself, Messrs. Diller and Kaufman with the Compensation Committees and makes recommendations with respect to the appropriate base salary, annual cash bonus and grants of long-term equity incentive awards. Mr. Diller meets separately with the Compensation Committees to discuss his, and Messrs. Khosrowshahi and Kaufman’s performance, and to recommend appropriate compensation packages for Messrs. Khosrowshahi and Kaufman. The Compensation Committees then discuss each recommendation, with each of Messrs. Diller, Khosrowshahi and Kaufman absent when his respective compensation is discussed. After considering these recommendations and other considerations discussed below, the Compensation Committees determine the annual compensation package for each named executive officer.

Role of Compensation Consultants

In connection with the Company’s March 2013 annual compensation review meeting, management retained Compensia, Inc., an independent compensation consulting firm, to conduct an independent review of the 2012 compensation peer group for positions held by the named executive officers other than the Chairman/Senior Executive position and to compile data from proxy statements and other SEC filings of peer companies regarding compensation for certain executive officer positions, including the positions held by each of the named executive officers.

In connection with the Company’s February 2014 annual compensation review meeting, management retained Compensia to conduct an independent review of the 2013 compensation peer group for positions held by executive officers other than the Chairman/Senior Executive position, the 2013 compensation peer group for the Chairman/Senior Executive position, and to compile compensation data for certain executive officer positions, including the positions held by each named executive officer.

Expedia also regularly uses non-customized survey or other data from a number of compensation consulting firms. A more detailed description of the compensation peer group review and use of survey and other data provided by compensation consultants is included below in the section titled “—The Role of Peer Groups, Surveys and Benchmarking.” Neither Compensia, nor any other compensation consultant engaged by the Company had any role in determining or recommending the amount or form of executive compensation for 2013.

Compensation Program Objectives

Expedia’s executive compensation program is designed to attract, motivate and retain highly skilled executives with the business experience and acumen that management and the Compensation Committees believe are necessary for achievement of Expedia’s long-term business objectives. In addition, the executive compensation program is designed to reward short- and long-term performance and to align the financial interests of executive officers with the interests of Expedia’s stockholders. Management and the Compensation Committees evaluate both performance and compensation levels to ensure that Expedia maintains its ability to attract and retain outstanding employees in executive positions and that the compensation provided to these executives remains competitive with the compensation paid to similarly situated executives at comparable companies. To that end, management and the Compensation Committees believe that executive compensation packages provided by Expedia to the named executive officers should include both cash and equity-based compensation.

The Role of Stockholder Say-on-Pay Votes

Expedia provides its stockholders with the opportunity to cast a triennial advisory vote on executive compensation (a “Say-on-Pay Proposal”), which reflects the preference expressed by stockholders in 2011 with respect to the frequency of the Say-on-Pay vote. At Expedia’s annual meeting of stockholders held in December 2011, a substantial majority of the votes cast on the Say-on-Pay Proposal at that meeting was voted in favor of the proposal. The Compensation Committees believe that the vote affirmed stockholders support of Expedia’s approach to executive compensation, and, as such, did not make changes based on the 2011 vote. Stockholders have an opportunity to cast an advisory vote on a Say-on-Pay Proposal in connection with the Company’s 2014 annual meeting of stockholders. The Compensation Committees will continue to consider the outcome of say-on-pay votes when making future compensation decisions for executive officers.

Compensation Program Elements

General

The primary elements of the executive compensation program are base salary, cash bonus and equity compensation. The Compensation Committees review these elements in the first quarter of each year in light of Company and individual performance, recommendations from management and other relevant information, including prior compensation history and outstanding long-term compensation arrangements. Management and the Compensation Committees believe that there are multiple, dynamic factors that contribute to success at an individual and business level and have therefore avoided adopting strict formulas and relied primarily on a discretionary approach that allows the Compensation Committees to set executive compensation levels on a case-by-case basis, taking into account all relevant factors.

Following recommendations from management, the Compensation Committees may adjust compensation for executive officers at other times during the year when there are significant changes in responsibilities or under other circumstances that the Compensation Committees consider appropriate.

Base Salary

Base salary represents the fixed portion of a named executive officer’s compensation and is intended to provide compensation for expected day-to-day performance. An executive officer’s base salary is initially determined upon hire or promotion based on the executive officer’s responsibilities, prior experience, individual compensation history and salary levels of other executives within Expedia and similarly situated executives at comparable companies.

Base salary is typically reviewed annually or prior to entering into an employment agreement, at which time management makes recommendations to the Compensation Committee based on consideration of a variety of factors, including:

•	the executive’s total compensation relative to other executives in similarly situated positions;

•	individual performance of the executive;

•	the executive’s responsibilities, prior experience, and individual compensation history, including any additional compensation such as signing bonuses or relocation benefits;

•	the terms of the executive’s employment agreement, if any;

•	general economic conditions;

•	competitive compensation market data, when available; and

•	the recommendations of the Chief Executive Officer, other than in connection with compensation for himself, the Chairman/Senior Executive and the Vice Chairman.

Mr. Kaufman has never received a base salary from the Company. In March 2013, the Compensation Committee approved an increase in Mr. Dzielak’s base salary from $375,000 to $450,000 in order to reflect his performance following his promotion to the General Counsel role, which increase took into account the compensation of executives in similar positions at comparable companies. No other named executive officer received an increase to base salary in connection with annual compensation review for 2013.

In March 2014, based on management’s recommendation, the Compensation Committee approved the terms of an amendment to Mr. Okerstrom’s amended and restated employment agreement, pursuant to which the expiration of the agreement was extended from October 2014 to March 2017 and Mr. Okerstrom’s base salary was increased from $500,000 to $625,000. No other named executive officer received an increase to base salary in 2014.

Cash Bonuses

Cash bonuses are granted to recognize and reward an individual’s annual contribution to Company performance. Bonus target percentages for executive officers, other than the Chairman/Senior Executive, the Vice Chairman and the Chief Executive Officer, are generally established by the Compensation Committee, based on the recommendation of management, at the time of the executive’s hire, promotion or expansion in responsibilities and are reviewed each year by the Chief Executive Officer with the approval of the Chairman/Senior Executive and the Compensation Committee. In addition to annual bonuses related to performance, management may also recommend that the Compensation Committee grant bonuses to new executive officers upon hire or promotion. Expedia utilizes new hire bonuses to help attract highly skilled executives to Expedia and to offset an executive’s loss of incentive compensation from a prior employer.

For 2013, neither Mr. Diller, as Chairman/Senior Executive, nor Mr. Khosrowshahi, as Chief Executive Officer, had a target cash bonus percentage. Mr. Kaufman has never received a cash bonus and does not have a target cash bonus percentage. For 2013 and 2014, Mr. Okerstrom and Mr. Dzielak’s target cash bonuses were 100% and 70% of base salary, respectively.

At a meeting of the Compensation Committees on February 26, 2014, management recommended cash bonuses with respect to calendar year 2013 for each of the named executive officers other than Mr. Kaufman, after taking into account a variety of factors, including:

•	Expedia’s business and financial performance, including year-over-year performance;

•	the executive’s target cash bonus percentage, if any;

•	the executive’s individual performance;

•	the terms of the executive’s employment agreement or separation arrangements, if applicable;

•	the overall funding of the cash bonus pool;

•	amount of bonus relative to other Company executives;

•	general economic conditions;

•	competitive compensation market data, when available; and

•	the recommendations of the Chief Executive Officer and Chairman/Senior Executive, which did not include recommendations regarding their own compensation.

Based on consideration of these factors, the Compensation Committee approved an annual cash bonus award to each of Messrs. Diller, Khosrowshahi, Okerstrom and Dzielak for 2013 that was lower than the cash bonus awarded to each such executive officer for 2012, primarily due to Company performance during 2013 as compared to the Company’s performance in the prior year. Mr. Kaufman did not receive an annual cash bonus award for 2013.

For the 2013 annual cash bonuses awarded to Messrs. Diller, Khosrowshahi, Okerstrom, and Dzielak, the Compensation Committee also gave particular consideration to:

•	with respect to Mr. Diller, his role in providing strategic direction for the Company overall;

•

the Chief Executive Officer’s recommendations for Messrs. Okerstrom and Dzielak which reflected their individual performance during 2013, and the Chairman/Senior Executive’s recommendations for Mr. Khosrowshahi, which reflected his individual performance during 2013;

•	with respect to Mr. Khosrowshahi, his role in driving:

•	the acquisition of a majority interest in trivago GmbH and entry into a strategic marketing agreement with Travelocity Global;

•	continued improvement in performance during 2013 for the Company’s flagship Expedia brand; and

•	implementation of the Company’s Expedia Traveler Preference initiative.

The annual cash bonuses awarded to the named executive officers for 2013 were subject to the achievement of performance goals relating either to stock price performance or worldwide hotel bookings, which were satisfied. These performance goals were designed to permit Expedia to deduct all named executive officer compensation for 2013 in accordance with Section 162(m) of the Code. Specifically, the cash bonuses awarded to named executive officers in 2013 were subject to the satisfaction of either one of the following performance goals:

•

Worldwide hotel room night bookings (room nights stayed basis) of Expedia on a consolidated basis in any of the three consecutive calendar quarters beginning with the second quarter of 2013 must be at least 5% higher than worldwide hotel bookings in the corresponding calendar quarter twelve months before, excluding the benefit of any acquisitions by the Expedia during such period; or

•

On at least 30 trading days during the period beginning March 14, 2013 through December 31, 2013, the closing price per share of Expedia’s common stock must exceed by at least 5% the closing price of Expedia’s common stock on March 13, 2013 which was $65.75, taking into account any Share Change or Corporate Transaction (each as defined in the Expedia 2005 Plan).

In general, these performance goals reflect the minimally acceptable Company performance that must be achieved in order for any amount of cash bonuses to be awarded to the named executive officers, but with respect to which there is substantial uncertainty when established. Based on data provided by management, the Compensation Committee certified that the Section 162(m) goals for 2013 had been satisfied. The Compensation Committee exercises negative discretion in setting payouts under the annual incentive plan. By setting a high amount that can then be reduced, Expedia is advised by legal counsel that Expedia’s annual incentive plan meets the requirements of Section 162(m). As a result, while performance targets are utilized in setting compensation under this plan, ultimately the level of those targets and the Compensation Committee’s use of negative discretion typically result in the award of compensation as if the annual incentive plan were operating as a discretionary plan. Additional information about the role of Section 162(m) as a factor in the Compensation Committee’s decision-making is included below in the section titled “—Tax Matters.”

The cash bonuses described above are reflected in the “Bonus” column of the table titled “2013 Summary Compensation Table” in the section below titled “Executive Compensation.”

Equity Compensation

Equity compensation is designed to align executive compensation with the interests of stockholders and the long-term performance of Expedia. Equity compensation awards link compensation to financial performance because the value of equity awards depends on Expedia’s stock price. Equity compensation awards are also an important employee retention tool because they generally vest over a multi-year period, subject to continued service by the award recipient.

The Compensation Committees, based on management’s recommendations, generally utilize awards of stock options as Expedia’s primary equity compensation vehicle, but have also awarded restricted stock units at the time of hire to replace forfeited equity of a prior employer and pursuant to individually negotiated arrangements and special circumstances.

Equity awards are typically granted to executive officers upon hire or promotion and annually thereafter. Management generally recommends annual equity awards in the first quarter of each year when the Compensation Committees meet to make determinations regarding annual bonuses for the last completed fiscal year and to set compensation levels for the current fiscal year. The meeting at which the Compensation Committees make these awards is generally scheduled several months in advance and is generally timed to occur after the public disclosure of Expedia’s prior year financial statements.

The Compensation Committees review various factors considered by management when establishing the Expedia-wide equity grant pool, including:

•	Expedia’s business and financial performance, including year-over-year performance;

•	dilution rates, taking into account projected headcount changes and employee turnover;

•	non-cash compensation as a percentage of adjusted EBITDA;

•	equity compensation utilization by peer companies;

•	general economic conditions; and

•	competitive compensation market data regarding award values.

For specific grants to named executive officers, management makes recommendations to the Section 16 Committee based on a variety of factors, including:

•	individual performance and future potential of the executive;

•	the overall size of the equity grant pool;

•	award value relative to other Company executives;

•	the value of previous grants and amount of outstanding unvested equity awards;

•	competitive compensation market data, to the degree that the available data is comparable; and

•	the recommendations of the Chief Executive Officer, other than in connection with compensation for himself and the Chairman/Senior Executive.

After review and consideration of management’s recommendations, the Section 16 Committee decides whether to approve the grants of equity compensation to executive officers and the Compensation Committee decides whether to approve grants of equity compensation to non-executive officers.

2013 Annual Review Stock Option Awards: In March 2013, each of the named executive officers received an award of stock options that vest in equal installments on the first four anniversaries of the grant date. The exercise price for each stock option is $65.75, the closing price of Expedia’s common stock on the date of grant, and each stock option has a seven-year term. In connection with the annual review stock option awards granted to the named executive officers, the Section 16 Committee reviewed, with input from Mr. Khosrowshahi in the case of Messrs. Dzielak and Okerstrom, and Mr. Diller in the case of Messrs. Khosrowshahi and Kaufman, the individual performance of each executive during 2012 and the factors described above in relation to the establishment of the Expedia-wide equity grant pool and specific equity award grants.

For the 2013 stock option awards to the named executive officers, the Section 16 Committee also gave particular consideration to:

•	the Company’s performance in 2012 for key financial and operating metrics in an uncertain macro-economic climate, as well as stock price growth;

•	with respect to Mr. Diller, his role in providing strategic direction for the Company overall;

•

with respect to Mr. Khosrowshahi, his role in driving significant improvement in the performance of the Company’s Expedia brand since assuming day-to-day management responsibility for the brand in early 2012, substantial expansion of the Company’s business internationally, and successful implementation of internal restructuring initiatives;

•	with respect to Mr. Kaufman, participation in strategic oversight of the Company and the fact that he does not receive a base salary or cash bonus compensation;

•

with respect to Mr. Okerstrom, the additional expansion in his responsibilities subsequent to his appointment as Chief Financial Officer as well as his role in successfully completing significant investments and acquisitions; and

•	with respect to Mr. Dzielak, his increased responsibilities following his appointment to the General counsel role.

The 2013 equity grants to the named executive officers are reflected in the table titled “2013 Grants of Plan-Based Awards” in the section below titled “Executive Compensation.”

2014 Annual Review and Other Stock Option Awards: In connection with the 2014 annual compensation review, each named executive officer was awarded stock options in February, 2014 that vest in equal installments on the first four anniversaries of the grant date. The exercise price for each stock option is $78.52, the closing price of Expedia’s common stock on the date of grant, and each stock option has a seven-year term.

In March 2014, the Section 16 Committee, based on a recommendation of management, approved an additional award of 50,000 stock options to Mr. Okerstrom. The stock option award was granted in connection with Mr. Okerstrom’s entry into an amendment to his employment agreement that extended the expiration date of such agreement from October 2014 to March 2017. The exercise price for the stock options was $74.71, the closing price of Expedia’s common stock on the date of grant, and each stock option has a seven-year term.

The 2014 equity grants to the named executive officers are reflected in the table titled “2014 Grants of Plan-Based Awards” in the section below titled “Executive Compensation.”

Other Compensation

In addition to the primary elements of compensation (base salary, cash bonuses and equity awards) described above, the named executive officers may also receive compensation in the following forms:

•

401(k) Match: Executives who participate in Expedia’s 401(k) Retirement Program are eligible for Company matching contributions (as are all domestic Expedia employees). Expedia matches 50% of each dollar a participant contributes, up to the first 6% of eligible compensation, subject to applicable Internal Revenue Service limits.

•

Personal Use of Corporate Aircraft: Executives may receive benefits attributable to the personal use of certain aircraft, including aircraft jointly owned by Expedia and IAC and aircraft in which Expedia has purchased a fractional ownership interest. Pursuant to Company policy, Mr. Diller and Mr. Khosrowshahi are encouraged to (and other senior executives are permitted to) travel, both for business and personal purposes, on corporate aircraft. In addition to serving general security interests, this means of travel permits Mr. Diller and Mr. Khosrowshahi to travel non-stop and without delay, to remain in contact with Expedia while traveling, to change plans quickly in the event Company business requires, and to conduct confidential Company business while flying, be it telephonically, by email or in person. These interests are furthered on both business and personal flights, as Mr. Diller and Mr. Khosrowshahi typically provide services to Expedia while traveling in either case. Nonetheless, the incremental cost to Expedia of travel for personal purposes during 2013 is reflected as compensation from Expedia to each of Mr. Diller and Mr. Khosrowshahi. For certain personal use of Company-owned aircraft, Mr. Khosrowshahi offset the cost to the Company at rates allowable under applicable rules of the Federal Aviation Administration.

In addition, in connection with the spin-off of Expedia from IAC in 2005 and in light of Mr. Diller’s senior role at both companies, Expedia and IAC agreed to share certain expenses associated with the provision of personal benefits to Mr. Diller, including the use of automobiles for personal purposes and certain office space and IT equipment used by individuals who work for Mr. Diller personally. Currently, Expedia and IAC cover 35% and 65% of these costs, respectively.

The Role of Peer Groups, Surveys and Benchmarking

Management considers multiple data sources when reviewing compensation information to ensure that the data reflect compensation practices of relevant companies in terms of size, industry and geographic location. Among other factors, management considers the following information, when available, in connection with its recommendations to the Compensation Committees regarding compensation for named executive officers:

•	Data from salary and equity compensation surveys that include companies of a similar size, based on market capitalization, revenues and other factors, and

•	Data regarding compensation for comparable executive officer positions from recent proxy statements and other SEC filings of peer companies, which include:

•	direct industry competitors, and

•	non-industry companies with which Expedia commonly competes for talent (including both regional and national competitors).

When available, management considers competitive market compensation paid by other peer group companies but does not attempt to maintain a certain target percentile within the peer group or otherwise rely solely on such data when making recommendations to the Compensation Committees regarding compensation for the named executive officers. Management and the Compensation Committees strive to incorporate flexibility into the compensation programs and the assessment process to respond to and adjust for the evolving business environment and the value delivered by the named executive officers.

2013 Peer Groups

In late 2012, management engaged Compensia, an independent compensation consulting firm, to conduct a review of Expedia’s compensation peer group. Compensia considered the peer group companies used for the 2013 compensation year, which included public companies in technology, travel and/or e-commerce businesses with which Expedia competes for talent at both the executive and employee levels, as well as other public companies based on their similarities to Expedia with respect to revenue, industry, location and/or size. For the purposes of establishing the peer group for 2013, the Compensation Committees agreed with management’s proposal, which was based on Compensia’s analysis and recommendations to add Autodesk, Inc. and BMC Software, Inc., both of which were publicly-traded companies in the technology sector of similar size to the Company in terms of revenue and market capitalization. Accordingly, the companies constituting the 2013 compensation peer group for executive compensation other than that of Mr. Diller were:

Activision Blizzard, Inc.	Netflix, Inc.

Adobe Systems Incorporated	Orbitz Worldwide, Inc.

Alaska Air Group Inc.	Paychex, Inc.

Autodesk, Inc.	priceline.com Incorporated

BMC Software, Inc.	Royal Caribbean Cruises Ltd.

Electronic Arts Inc.	salesforce.com, inc.

Equifax Inc.	Starwood Hotels & Resorts Worldwide, Inc.

HSN, Inc.	Total System Services, Inc.

Intuit Inc.

Also in late 2012, following discussions with Compensia, management recommended that a review of the compensation peer group for the role of Chairman/Senior executive be deferred until the following year. The Compensation Committees agreed with management’s recommendation and the peer group for the role of Chairman/Senior Executive remained unchanged from the prior year. Accordingly, the companies constituting the 2013 compensation peer group for the Chairman/Senior Executive role were:

Barnes & Noble, Inc.	Linear Technology Corporation

Cablevision Systems Corporation	M&T Bank Corporation

CBS Corporation	News Corporation

Fidelity National Information Services, Inc.	Starbucks Corporation

Guess, Inc.	Viacom Inc.

Host Hotels & Resorts, Inc.

2014 Peer Groups

Management again engaged Compensia in late 2013 to update its review of Expedia’s peer group for executive compensation. Management evaluated the potential changes to the list of 2013 Peer Group Companies identified by Compensia and made recommendations to the Compensation Committees, which were to replace three existing peer group members, BMC Software, Inc., Royal Caribbean Cruises, Ltd. and Total Systems Services, Inc. with three new peer group members, Yahoo! Inc., Hyatt Hotels Corporation and Groupon, Inc., as the new companies represented more suitable comparisons in terms of size and business focus. The companies constituting the compensation peer group for 2014 are:

Activision Blizzard, Inc.	Intuit Inc.

Adobe Systems Incorporated	Netflix, Inc.

Alaska Air Group Inc.	Orbitz Worldwide, Inc.

Autodesk, Inc.	Paychex, Inc.

Electronic Arts Inc.	priceline.com Incorporated

Equifax Inc.	salesforce.com, inc.

Groupon, Inc.	Starwood Hotels & Resorts Worldwide, Inc.

HSN, Inc.	Yahoo! Inc.

Hyatt Hotels Corporation

Also in late 2013, the Compensation Committees agreed with management’s proposal, which was based on Compensia’s recommendations, for changes to the peer group for the role of Chairman/Senior executive, which were to replace Guess, Inc. and M&T Bank Corporation with Hyatt Hotels Corporation and Charles Schwab, as the new companies represented more suitable comparisons in terms of size and business focus. Accordingly, the companies constituting the 2014 compensation peer group for the Chairman/Senior Executive role are:

Barnes & Noble, Inc.	Hyatt Hotels Corporation

Cablevision Systems Corporation	Linear Technology Corporation

CBS Corporation	News Corporation

Charles Schwab	Starbucks Corporation

Fidelity National Information Services, Inc.	Viacom Inc.

Host Hotels & Resorts, Inc.

Stock Ownership Policy

To further align the interests of Expedia senior management and Expedia stockholders, the Executive Committee of the Board of Directors adopted a Stock Ownership Policy, effective October 26, 2009. The Stock Ownership Policy specifies a number of shares that the Chief Executive Officer and all executives reporting directly to the Chief Executive Officer are expected to accumulate and hold by the later of five years from the date of hire or promotion into an eligible position or September 30, 2016 (the “Ownership Target Date”). Unexercised stock options and unvested RSUs are not counted toward compliance with the minimum stockholding target.

The Stock Ownership Policy also includes stock retention provisions. Prior to the Ownership Target Date, if eligible executives have not met their stockholding requirement, they are required to retain 25% of the net shares received from any exercised options or any vested RSUs until they have met their stockholding target. Net shares are the shares remaining after payment of the exercise price and/or withholding of taxes. If executives subject to the Policy have not met their stockholding requirement on the Ownership Target Date, the net-share retention percentage increases to 100% until they have met their minimum stockholding target.

The Stock Ownership Policy minimum stockholding target is 200,000 shares for Mr. Khosrowshahi and 60,000 shares for Messrs. Dzielak and Okerstrom. Mr. Khosrowshahi holds shares significantly in excess of his minimum target. Messrs. Dzielak and Okerstrom are in compliance with the Stock Ownership Policy and have until April 2017 and September 2016, their respective Ownership Target Dates, to meet the stockholding target.

Expedia’s Securities Trading Policy prohibits employees, including executive officers, from engaging in short sales with respect to Expedia securities or the purchase, sale or issuance of options or rights relating to Expedia securities.

Tax Matters

Section 162(m) of the Code generally permits a tax deduction to public corporations for compensation over $1 million paid in any fiscal year to a corporation’s chief executive officer and certain other highly compensated executive officers only if the compensation qualifies as being performance-based under Section 162(m). Expedia endeavors to structure its compensation policies to qualify as performance-based under Section 162(m) whenever it is reasonably possible to do so while meeting Expedia’s compensation objectives. For 2013, the grants of stock options and the payments of annual bonuses were designed to meet the requirements for deductible compensation.

Nonetheless, deductibility under Section 162(m) of the Code is one of many factors the Compensation Committees take into account in determining executive officer compensation. From time to time certain nondeductible compensation may be paid and the Board of Directors and the Compensation Committees reserve the authority to award nondeductible compensation to executive officers in appropriate circumstances. It is possible that some compensation paid pursuant to certain equity awards that have already been granted may be nondeductible as a result of Section 162(m). Additionally, under applicable Internal Revenue Service rules, the personal use of corporate aircraft leads to a disallowance of the deduction by Expedia for tax purposes of certain airplane-related costs.

For purposes of allowing Expedia to deduct employee compensation in accordance with Section 162(m), the Compensation Committees made all annual bonuses payable to named executive officers for 2013 subject to the satisfaction of the performance goals described under “—Compensation Program Elements—Cash Bonuses.”

Change in Control

Under the Expedia 2005 Plan, certain executive officers are entitled to accelerated vesting of equity awards in the event of a change in control of Expedia. The Compensation Committees believe that accelerated vesting of equity awards in connection with change in control transactions would provide an incentive for these executives to continue to help execute successfully such a transaction from its early stages until closing.

For a description and quantification of these change in control benefits, please see the section below titled “Executive Compensation—Potential Payments Upon Termination or Change in Control.”

Severance

Employment Agreement Severance Provisions

Expedia had entered into an employment agreement with each of Messrs. Dzielak, Khosrowshahi, and Okerstrom, pursuant to which, in the event of a qualifying termination and subject to the executive executing a release of claims agreement:

•	Expedia will continue to pay base salary through the longer of the end of the term of the employment agreement and 12 months (payable in equal biweekly installments);

•

Expedia will consider in good faith the payment of discretionary bonuses on a pro rata basis for the year in which termination of employment occurs (payable in a lump sum at the time such annual bonus would otherwise have been paid);

•	Expedia will pay an amount equal to COBRA health insurance coverage for a period of 12 months (for Messrs. Khosrowshahi and Dzielak, payable in a lump sum, and for Mr. Okerstrom, payable monthly);

•

all equity holdings that otherwise would have vested during the 12-month period following termination of employment will accelerate, provided that equity awards that vest less frequently than annually shall be treated as though such awards vested annually; and

•

Messrs. Dzielak, Khosrowshahi, and Okerstrom will have 18 months following the date of termination to exercise any vested stock options (including stock options accelerated pursuant to the terms of the executive’s employment agreement) or, if earlier, through the scheduled expiration date of the options.

Any cash payments made in connection with the provisions described above shall be offset by any cash amounts earned from another employer during the applicable time period. The foregoing arrangements are intended to attract and retain qualified executives who may have other employment alternatives that may appear to them to be less risky absent these arrangements.

COMPENSATION COMMITTEE REPORT

The Compensation Committees have reviewed the Compensation Discussion and Analysis and discussed that Analysis with management. Based on this review and discussions with management, the Compensation Committees recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2014 proxy statement.

Members of the Compensation Committee:

Jonathan L. Dolgen (Chairman) Pamela L. Coe Craig A. Jacobson Peter M. Kern

Members of the Section 16 Committee:

Jonathan L. Dolgen (Chairman) Craig A. Jacobson Peter M. Kern

EXECUTIVE COMPENSATION

2013 Summary Compensation Table

The table below sets forth certain information regarding the compensation earned during the fiscal year ended December 31, 2013 by the following “named executive officers”: (i) Expedia’s Chief Executive Officer and Chief Financial Officer; and (ii) three other most highly compensated executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)		Option Awards ($)(3)		All Other Compensation ($)(4)	Total ($)
Barry Diller	2013	$465,000	$1,250,000	—		$3,021,654		$509,427	$5,246,081
Chairman and Senior Executive	2012	465,000	2,500,000	—		—		452,104	3,417,104
	2011	465,000	1,000,000	$101,540	(5)	7,154,801	(5)	370,862	9,092,203

Dara Khosrowshahi	2013	1,000,000	1,500,000	—		4,395,463		571,578	7,467,041
Chief Executive Officer	2012	1,000,000	3,000,000	3,691,876		6,722,193		895,000	15,309,069
	2011	1,000,000	1,000,000	1,546,446	(5)	2,405,633	(5)	379,633	6,331,712

Mark D. Okerstrom	2013	500,000	450,000	—		2,197,731		20,984	3,168,715
Executive Vice President and Chief Financial Officer	2012	488,461	1,500,000	—		1,295,365		36,662	3,320,488
	2011	387,143	438,438	16,835	(5)	1,562,167	(5)	10,130	2,414,713

Robert J. Dzielak	2013	435,577	325,000	—		1,538,412		9,175	2,308,164
Executive Vice President, General Counsel and Secretary	2012	362,309	450,000	—		1,066,533		6,840	1,885,682

Victor A. Kaufman	2013	—	—	—		1,098,866		10,616	1,109,481
Vice Chairman	2012	—	—	—		1,295,365		9,365	1,304,730

(1)	Reflects base salary earned during 2013. The amounts shown for Mr. Dzielak reflect a mid-year salary adjustment. See the section above titled “Compensation Discussion and Analysis—Compensation Program Elements—Base Salary” for a description of changes to annual base salaries during 2013.
(2)	Bonus amounts for 2013 reflect annual cash bonuses that were paid in 2014, for performance in 2013, related to the 2013 cash bonuses for senior executive employees of the Company approved by the Compensation Committee on March 13, 2013. See the section above titled “Compensation Discussion and Analysis—Compensation Program Elements—Cash Bonuses” for a description of the 2013 cash bonuses.
(3)	Includes aggregate grant date fair value of awards granted in the year indicated, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The grant date fair value of awards reflects an estimate as of the grant date and may not correspond to the actual value that will be recognized by the named executive officers. Stock awards consist of restricted stock units valued using the closing price of Expedia common stock on the NASDAQ Stock Market on the day immediately preceding the grant date and stock options valued using a Black-Scholes model. The Black-Scholes model incorporates various other assumptions including expected volatility, expected term and risk-free interest rates. The expected volatility is based on historical volatility of our common stock and other relevant factors. The expected term is based on our historical experience and on the terms and conditions of the stock option awards granted to employees. For option awards granted to the named executive officers March 13, 2013, the Black-Scholes option pricing model assumptions were as follows:

	Expected Term (years)	Risk-Free Interest Rate (%)	Expected Volatility (%)	Assumed Annual Dividend Rate (% of grant date closing price)
Barry Diller	7.00	1.35	48.10	0.79
All other named executive officers	4.00	0.68	44.88	0.79

The aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of equity awards granted to Mr. Kaufman during 2011 was $574,999.

(4)	For additional information regarding certain components of amounts reflected in the “All Other Compensation” column, see table below entitled, “2013 All Other Compensation.”
(5)	Reflects the impact of a modification relating to the TripAdvisor Spin-Off on the outstanding employee equity awards, which was designed to maintain the same intrinsic value of the awards before and after the spin-off. Pursuant to accounting guidance prescribed under FASB ASC Topic 718, the modification resulted in additional non-cash stock-based compensation. For reconciliation and the spin-off impact on 2011 compensation of our named executive officers, see the discussion and table in the Company’s Definitive Proxy Statement for fiscal year 2011 on Schedule 14A filed with the SEC on April 26, 2012, in the section entitled, “Impact of Spin-Off Adjustment on 2011 Executive Compensation.”

2013 All Other Compensation

The following table provides additional detail regarding the amounts reflected in the “All Other Compensation” column of the 2013 Summary Compensation Table above.

	Barry Diller	Dara Khosrowshahi	Mark D. Okerstrom	Robert J. Dzielak	Victor A. Kaufman
Personal Use of Corporate Aircraft(1)	$439,575	$376,237	$1,940	—	—
Dividend Equivalents(2)	15,685	184,691	8,394	$2,123	$10,616
401(k) Company Match(3)	—	7,650	7,650	6,587	—
Charitable Matching Gift(4)	—	3,000	3,000	465	—
Miscellaneous(5)	54,167	—	—	—	—

(1)	Reflects the incremental cost to Expedia for personal use of corporate aircraft, including aircraft jointly owned by each of Expedia and IAC (or charter aircraft in the event either of the jointly-owned aircraft is temporarily unavailable) and aircraft in which Expedia has purchased a fractional ownership interest. In 2013, the incremental cost to Expedia for Messrs. Diller, Khosrowshahi and Okerstrom’s personal use of these aircraft is based on the average variable operating cost to Expedia. Variable operating costs include fuel, certain maintenance costs, navigation fees, onboard catering, landing fees, crew travel expenses and other miscellaneous variable costs. Calculated separately for the jointly-owned aircraft and the aircraft for which Expedia has purchased a fractional interest, the total annual variable costs are divided by the annual number of hours such aircraft flew to derive an average variable cost per hour. This average variable cost per hour is then multiplied by the hours flown for personal use (for the jointly-owned aircraft, including flights to the hangar or other locations without passengers, commonly referred to as “deadhead” flights), to derive the incremental cost. We do not include fixed costs that do not change based on usage, such as pilots’ salaries, purchase costs, insurance, scheduled maintenance and non-trip-related hangar expenses in the case of the jointly-owned aircraft, and purchase costs and management fees in the case of the fractional interest aircraft. Mr. Khosrowshahi reimbursed the Company for certain personal use of the corporate aircraft during 2013 and the amounts reflected his for personal use of corporate aircraft is net of such reimbursement. Executive officers occasionally have family members or other guests accompany them on business and personal trips, at minimal incremental cost to the Company. While travel by family members or other guests does not result in any incremental cost to the Company, such travel does result in the imputation of taxable income to such executive officers, the amount of which is calculated in accordance with applicable IRS regulations. See the section above titled “Compensation Discussion and Analysis—Compensation Program Elements—Other Compensation” for a description of the Company’s policy regarding the personal use of Company aircraft by executive officers.
(2)	Unvested RSUs held by executives are credited with dividend equivalents at the same rate and at the same time as regular cash dividends paid to the Company’s common stockholders. Such dividend equivalents vest and are paid upon vesting of the underlying RSUs. The amounts of such dividend equivalents were not factored into the grant date fair values of RSUs awarded to executives prior to 2010. Accordingly, dividend equivalents paid to executives in 2010 through 2013 on unvested RSUs awarded prior to 2010 are included in “All Other Compensation.”

(3)	Represents matching contributions of Expedia under the Expedia 401(k) Retirement Savings Plan. Under this plan as in effect through December 31, 2013, Expedia matches $0.50 for each dollar a participant contributes, up to the first 6% of eligible compensation, subject to limits imposed by the Internal Revenue Code.
(4)	Represents charitable matching contributions of Expedia under the Company’s matching gifts program, which is available to all U.S.- and Canada-based employees. The charitable matching requests were approved and made to the charitable organizations during 2013.
(5)	In connection with the IAC/Expedia Spin-Off, Expedia and IAC agreed that, in light of Mr. Diller’s senior role at both companies and his anticipated use of certain resources for the benefit of both companies, certain expenses associated with such usage would be shared between Expedia and IAC. Mr. Diller is provided with the use of certain automobiles for business and personal purposes and certain IAC-owned office space and IT equipment for use by certain individuals who work for Mr. Diller personally. For 2013, Expedia and IAC covered 35% and 65% of these costs, respectively.

2013 Grants of Plan-Based Awards

During fiscal year 2013, the Compensation Committee or Section 16 Committee, as appropriate, approved stock option awards to the named executive officers as follows:

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options(#)(1)	Exercise Price or Base Price of Option Awards ($/Sh)	Closing Market Price on Date of Grant ($)	Grant Date Fair Value of Option Awards ($)(2)
Barry Diller	03/13/2013	100,000	$65.75	$65.75	$3,021,654
Dara Khosrowshahi	03/13/2013	200,000	65.75	65.75	4,395,463
Mark D. Okerstrom	03/13/2013	100,000	65.75	65.75	2,197,731
Robert J. Dzielak	03/13/2013	70,000	65.75	65.75	1,538,412
Victor A. Kaufman	03/13/2013	50,000	65.75	65.75	1,098,866

(1)	All options have a seven-year term and vest in four equal installments commencing on the first anniversary of the grant date.
(2)	These amounts reflect an estimate of the grant date fair value and may not correspond to the actual value that will be recognized by the named executive officers. For stock options, reflects the full grant date fair value, calculated in accordance with FASB ASC Topic 718 using a Black-Scholes option valuation methodology. See footnote 3 of the “2013 Summary Compensation Table” above for more information regarding assumptions used in the Black-Scholes pricing model.

2014 Grants of Plan-Based Awards

On February 26, 2014, the Compensation Committee or Section 16 Committee, as appropriate, approved stock option awards to the named executive officers, and additionally on March 6, 2014, to Mr. Okerstrom, as follows:

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options(#)(1)	Exercise Price or Base Price of Option Awards ($/Sh)	Closing Market Price on Date of Grant ($)	Grant Date Fair Value of Option Awards ($)(2)
Barry Diller	02/26/2014	100,000	$78.52	$78.52	$3,782,934
Dara Khosrowshahi	02/26/2014	200,000	78.52	78.52	5,119,089
Mark D. Okerstrom	02/26/2014	100,000	78.52	78.52	2,559,544
	03/06/2014	50,000	74.71	74.71	1,215,784
Robert J. Dzielak	02/26/2014	65,000	78.52	78.52	1,663,704
Victor A. Kaufman	02/26/2014	50,000	78.52	78.52	1,279,772

(1)	All options have a seven-year term and vest in four equal installments commencing on the first anniversary of the grant date.
(2)	Reflects the full grant date fair value, calculated in accordance with FASB ASC Topic 718 using a Black-Scholes option valuation methodology. These amounts reflect an estimate of the grant date fair value and may not correspond to the actual value that will be recognized by the named executive officers. The Black-Scholes model incorporates various other assumptions including expected volatility, expected term and risk-free interest rates. The expected volatility is based on historical volatility of our common stock and other relevant factors. The expected term is based on our historical experience and on the terms and conditions of the stock option awards granted to employees. The expected term (and related risk-free interest rate) for Mr. Diller is based on his historical practice of holding Expedia stock options until expiration. The following are the assumptions used in the Black-Scholes option pricing model for awards to the named executive officers on February 26, 2014:

	Expected Term (years)	Risk-Free Interest Rate (%)	Expected Volatility (%)	Assumed Annual Dividend Rate (% of grant date closing price)
Barry Diller	7.00	2.10	49.14	0.76
All other named executive officers	4.00	1.08	42.86	0.76

The following are the assumptions used in the Black-Scholes option pricing model for the award to Mr. Okerstrom on March 6, 2014:

	Expected Term (years)	Risk-Free Interest Rate (%)	Expected Volatility (%)	Assumed Annual Dividend Rate (% of grant date closing price)
Mark D. Okerstrom	4.00	1.14	42.83	0.80

Outstanding Equity Awards at 2013 Year-End

The following table provides information regarding the holdings of stock options and RSUs by the named executive officers as of December 31, 2013. The market value of the RSUs is based on the closing price of Expedia common stock on the NASDAQ Stock Market on December 31, 2013, the last trading day of the year, which was $69.66.

		Option Awards						Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options(#)		Number of Securities Underlying Unexercised Options(#)		Option Exercise Price($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)
		Exercisable		Unexercisable
Barry Diller	06/07/2005	1,196,855	(2)	—		$26.95	06/07/2015	—		—
	06/07/2005	698,165	(2)	—		36.27	06/07/2015	—		—
	03/02/2009	24,935	(4)	—		6.97	03/02/2016	—		—
	02/23/2010	74,802		24,935	(5)	21.21	02/23/2017	—		—
	03/01/2011	24,934		24,934	(6)	18.63	03/01/2018	—		—
	03/13/2013	—		100,000	(6)	65.75	03/13/2020	—		—

Dara Khosrowshahi	03/02/2009	69,511	(4)	—		6.97	03/02/2016	—		—
	03/02/2009	211,481	(3)	—		8.71	03/02/2016	—		—
	02/23/2010	196,011		79,306	(5)	21.21	02/23/2017	—		—
	03/01/2011	79,305		79,306	(6)	18.63	03/01/2018	—		—
	07/31/2012	75,000		225,000	(6)	56.99	07/31/2019	—		—
	03/13/2013	—		200,000	(6)	65.75	03/13/2020	—		—
	07/31/2012	—		—		—	—	50,000	(7)	$3,483,000

Mark D. Okerstrom	03/02/2009	44,363		—		6.97	03/02/2016	—		—
	04/06/2009	32,668	(4)	—		9.81	04/06/2016	—		—
	04/06/2009	37,009	(3)	—		12.26	04/06/2016	—		—
	02/23/2010	39,202		15,861	(5)	21.21	02/23/2017	—		—
	03/01/2011	39,652		39,653	(6)	18.63	03/01/2018	—		—
	09/15/2011	26,435		26,435	(6)	27.94	09/15/2018	—		—
	02/28/2012	25,000		75,000	(6)	33.79	02/28/2019	—		—
	03/13/2013	—		100,000	(6)	65.75	03/13/2020	—		—

Robert J. Dzielak	03/02/2009	10,786	(4)	—		6.97	03/02/2016	—		—
	02/23/2010	—		5,287	(5)	21.21	02/23/2017	—		—
	03/01/2011	—		9,252	(6)	18.63	03/01/2018	—		—
	02/28/2012	5,000		15,000	(6)	33.79	02/28/2019	—		—
	05/09/2012	12,500		37,500	(6)	41.14	05/09/2019	—		—
	03/13/2013	—		70,000	(6)	65.75	03/13/2020	—		—

Victor A. Kaufman	02/23/2010	98,005		39,653	(5)	21.21	02/23/2017	—		—
	03/01/2011	39,652		39,653	(6)	18.63	03/01/2018	—		—
	02/28/2012	25,000		75,000	(6)	33.79	02/28/2019	—		—
	03/13/2013	—		50,000	(6)	65.75	03/13/2020	—		—

(1)	Represents the date on which the original grant was approved by the applicable compensation committee. All awards with a grant date prior to the effective date of the IAC/Expedia Spin-Off of August 9, 2005 were granted by IAC and were converted into Expedia equity awards upon effectiveness of the spin-off. All share and per share amounts have been adjusted to reflect Expedia’s one-for-two reverse stock split effected and the impact of the TripAdvisor Spin-Off, both completed on December 20, 2011.
(2)	Options vested in full on June 7, 2010, the fifth anniversary of the grant date.
(3)	Options vested in full on March 2, 2012, or April 6, 2012 in the case of Mr. Okerstrom, the third anniversary of the grant date.
(4)	Options vested in full on March 2, 2013, or April 6, 2013 in the case of Mr. Okerstrom, the fourth anniversary of the grant date.
(5)	Options vested in full on February 23, 2014, the fourth anniversary of the grant date.
(6)	Options vest in four equal installments commencing on the first anniversary of the grant date.
(7)	These RSUs will vest in full on July 31, 2015, the third anniversary of the grant date, and were subject to the achievement of performance goals relating either to stock price performance or worldwide hotel bookings, which goals have been satisfied.

2013 Option Exercises and Stock Vested

The following table provides information regarding Expedia stock options exercised by, and Expedia restricted stock unit awards vested for, the named executive officers during 2013. On December 20, 2011, Expedia completed the spin-off of its TripAdvisor business, following which TripAdvisor became an independent, separately-traded public company. The table also provides information regarding TripAdvisor stock options exercised by the named executive officers during 2013 where the stock option was considered compensation payable to the named executive officer with respect to his role as a director and/or executive officer of Expedia.

		Option Awards		Stock Awards
Name	Company	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Barry Diller	Expedia	—	—	10,319	$659,384
Dara Khosrowshahi	Expedia	—	—	43,640	2,788,596
	TripAdvisor	37,401	773,064	—	—
Mark D. Okerstrom	Expedia	—	—	5,130	286,074
Robert J. Dzielak	Expedia	9,913	412,367	1,397	89,268
Victor A. Kaufman	Expedia	116,706	6,531,138	6,984	446,278
	TripAdvisor	56,101	1,720,028	—	—

(1)	Represents the value of exercised options calculated by multiplying (i) the number of shares of Expedia’s (or TripAdvisor’s, as the case may be) common stock to which the exercise of the option related by (ii) the difference between the market price of Expedia’s (or TripAdvisor’s, as the case may be) common stock at exercise and the exercise price of the options.
(2)	Represents the gross number of shares acquired upon vesting of RSUs without taking into account any shares that may be withheld to satisfy applicable tax obligations.
(3)	Represents the value of vested RSUs calculated by multiplying the gross number of vested RSUs by the closing price of Expedia common stock on the NASDAQ Stock Market on the vesting date or if the vesting occurred on a day on which the NASDAQ Stock Market was closed for trading, the next trading day.

Potential Payments Upon Termination or Change in Control

Certain of our compensation plans, award agreements and employment agreements entitle some of the named executive officers to accelerated vesting of equity awards and other severance benefits in the event of a change in control of Expedia and/or upon the termination of the executive’s employment with Expedia under specified circumstances. These plans and agreements are described below as they apply to each named executive officer.

Expedia 2005 Plan

Pursuant to the Second Amended and Restated Expedia, Inc. 2005 Stock and Annual Incentive Plan (the “Expedia 2005 Plan”), in the event of a change in control, outstanding stock options and RSUs held by each of our named executive officers, as of immediately prior to the change in control, will become fully vested and, in the case of options, fully exercisable. Any restrictions applicable to restricted stock and RSUs will lapse, and RSUs will be considered earned and payable in full and will be settled in cash or shares of Expedia common stock as promptly as practicable, except to the extent such settlement must be delayed pursuant to the rules and regulations of Section 409A of the Code.

The Expedia 2005 Plan defines a “change in control” as follows:

•

another party, other than Mr. Diller, Liberty Interactive Corporation or their respective affiliates, becomes the beneficial owner of at least 50% of the Company’s outstanding voting stock, with certain exceptions;

•

the members of the Board as of the date the Expedia 2005 Plan was adopted by the Board (the “incumbent Board members”) cease to constitute a majority of the Board (with replacement directors that are endorsed by a majority of the Company directors who are incumbent Board members generally counting as incumbent Board members);

•

the Company consummates a merger, reorganization or consolidation with another party, or the sale or other disposition of all or substantially all of the Company’s assets or the purchase of assets or stock of another entity (“Business Combination”), unless (A) all or substantially all of the beneficial stockholders of the Company immediately prior to such Business Combination retain more than 50% of the combined voting power of the outstanding voting securities of the entity resulting from the Business Combination in substantially the same proportions as their ownership of voting stock immediately prior to such Business Combination, (B) no person (excluding Mr. Diller, Liberty Interactive Corporation and their respective affiliates, any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns more than a majority of the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership of the Company existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from the Business Combination were incumbent members of the Company’s Board at the time of the initial agreement or Board action providing for such Business Combination; or

•	the Company’s stockholders approve the complete liquidation or dissolution of the Company.

It is common for the Company to utilize two separate vesting schedules with respect to the stock option awards that we grant to our named executive officers:

•

A stock option award that features incremental vesting whereby 25% of the stock option vests and becomes exercisable on each anniversary of the date of grant over 4 years, subject to continued service with us through each applicable vesting date, is an “Incremental Vesting Stock Option Award”; and

•

A stock option award that features a cliff vesting schedule whereby the stock option vests in its entirety on a date certain (typically, 3 years from the date of grant), subject to continued service with us through such applicable vesting date, is a “Cliff Vesting Stock Option Award”.

Barry Diller

Mr. Diller was granted Incremental Vesting Stock Option Awards under the Expedia 2005 Plan in February 2010, March 2011 and March 2013 that remained unvested as of December 31, 2013In the event of a change in control of Expedia, outstanding and unvested stock options will vest as described in the section above titled “Expedia 2005 Plan.”

Victor Kaufman

Mr. Kaufman was granted Incremental Vesting Stock Option Awards under the Expedia 2005 Plan in February 2010, March 2011, February 2012 and March 2013. In the event of a change in control of Expedia, outstanding and unvested stock options will vest as described in the section above titled “Expedia 2005 Plan.”

Dara Khosrowshahi

Employment Agreement. Expedia entered into an employment agreement with Mr. Khosrowshahi (the “Khosrowshahi Employment Agreement”), effective as of August 2, 2012, for a term of 3 years. Pursuant to the Khosrowshahi Employment Agreement, if Mr. Khosrowshahi resigns for good reason or the Company terminates his employment other than for cause, death or disability, Mr. Khosrowshahi is entitled to receive, provided that he timely executes a separation and release of claims agreement in favor of the Company, his base salary through the longer of (i) the completion of the term of the Khosrowshahi Employment Agreement and (ii) 12 months. Mr. Khosrowshahi is also entitled to a lump sum payment equal to 12 months of COBRA insurance premiums (regardless of whether he actually elects COBRA coverage). Further, the Company will consider in good faith the payment of discretionary bonuses on a pro rata basis for the year in which his termination of employment occurs. Pursuant to the severance benefit provisions in Mr. Khosrowshahi’s employment agreement, all equity awards held by Mr. Khosrowshahi that otherwise would have vested during the 12-month period following the termination of his employment will accelerate (provided that (i) equity awards that vest less frequently than annually will be treated as though such awards vested annually and (ii) any award amount that is subject to outstanding performance conditions will vest if and only to the extent such performance conditions are satisfied). Mr. Khosrowshahi also will have 18 months following his termination date to exercise any vested stock options (including stock options accelerated pursuant to the terms of the Khosrowshahi Employment Agreement) or, if earlier, through the scheduled expiration date of any such option. As an additional condition to receiving severance benefits, Mr. Khosrowshahi has agreed to not compete with the Company, solicit or hire Company employees, or solicit business partners and business affiliates of the Company for a two-year period following the termination of his employment with the Company.

“Good reason” means the occurrence of any of the following without Mr. Khosrowshahi’s consent (i) the Company’s material breach of any material provision of the Khosrowshahi Employment Agreement, (ii) the material reduction in Mr. Khosrowshahi’s title, duties or reporting responsibilities, (iii) a material reduction in Mr. Khosrowshahi’s base salary, or (iv) the relocation of Mr. Khosrowshahi’s principal place of employment more than 50 miles outside of the Seattle metropolitan area, in each case, following a requisite notice and cure period in favor of the Company.

“Cause” means Mr. Khosrowshahi’s (i) plea of guilty or nolo contendere to, conviction for, or the commission of, a felony offense, (ii) material breach of a fiduciary duty owed to the Company or any of its subsidiaries, (iii) material breach of any of the covenants made pursuant to the Khosrowshahi Employment Agreement, (iv) willful or gross neglect of the material duties required by the Khosrowshahi Employment Agreement, or (v) knowing and material violation of any Company policy pertaining to ethics, legal compliance, wrongdoing or conflicts of interest, subject to certain qualifications.

Stock Option Awards. Mr. Khosrowshahi was granted an Incremental Vesting Stock Option Award under the Expedia 2005 Plan in February 2010, March 2011, July 2012 and March 2013 that remained unvested as of

December 31, 2013. In the event of a change in control of Expedia, these stock option awards, to the extent outstanding and unvested, will vest as described in the section above titled “Expedia 2005 Plan.” In the event Mr. Khosrowshahi resigns his employment for good reason or the Company terminates his employment other than for cause, death or disability, any then-outstanding and unvested stock options will vest as described in the section above titled “Dara Khosrowshahi—Employment Agreement.”

2012 RSU Award. Mr. Khosrowshahi was granted an RSU award under the Expedia 2005 Plan in 2012 that cliff vests in its entirety three years from the date of grant. The grant of Mr. Khosrowshahi’s 2008 RSU award was contingent on the satisfaction of certain performance goals, which have subsequently been satisfied. In the event of a change in control of Expedia, any of these RSUs that are outstanding and unvested will vest as described in the section above titled “Expedia 2005 Plan.” In the event Mr. Khosrowshahi resigns for good reason or the Company terminates his employment other than for cause, death or disability, then outstanding and unvested RSUs will vest as described in the section above titled “Dara Khosrowshahi—Employment Agreement.”

2006 RSU Award. On March 7, 2006, the Compensation Committee approved certain compensation arrangements with Mr. Khosrowshahi, including the grant of 800,000 RSUs pursuant to the Expedia 2005 Plan (the “2006 RSU Award”). In connection with the TripAdvisor Spin-Off, the 2006 RSU Award was split between Expedia and TripAdvisor, such that the award was converted into restricted stock units covering 400,000 shares of each of Expedia common stock and TripAdvisor common stock. On December 20, 2011, Expedia and Mr. Khosrowshahi entered into an RSU agreement governing the 400,000 RSUs for Expedia common stock (the “RSU Agreement”).

On August 2, 2012, pursuant to the Khosrowshahi Employment Agreement, all 400,000 RSUs for Expedia common stock subject to the RSU Agreement vested in full. Mr. Khosrowshahi is required to retain direct ownership of, and not sell, transfer, assign or pledge, 80% of the shares of Company common stock received pursuant to such vesting, net of shares withheld for taxes, until August 2, 2015 (the “Retention Requirement”). The Retention Requirement will terminate upon termination of Mr. Khosrowshahi’s employment by the Company without cause (including by reason of his death or disability) or if Mr. Khosrowshahi resigns for good reason.

Mark D. Okerstrom

Employment Agreement. Expedia entered into an employment agreement with Mr. Okerstrom (the “Okerstrom Employment Agreement”), effective as of October 20, 2011 for a term of 3 years. In March 2014, the Okerstrom Employment Agreement was amended, pursuant to which the expiration of the agreement was extended from October 2014 to March 2017, and Mr. Okerstrom’s base salary was increased from $500,000 to $625,000. Pursuant to the Okerstrom Employment Agreement, if Mr. Okerstrom resigns for good reason or the Company terminates his employment without cause (other than for death or disability), Mr. Okerstrom is entitled to receive the same benefits and is subject to the same restrictions as Mr. Khosrowshahi under the Khosrowshahi Employment Agreement described above under the section titled “Dara Khosrowshahi—Employment Agreement,” except that Mr. Okerstrom’s COBRA benefits will be paid by the Company on a monthly basis. Under the Okerstrom Employment Agreement, “good reason” and “cause” have the same meaning as under the Khosrowshahi Employment Agreement, except that Mr. Okerstrom’s “good reason” rights also may be triggered if Mr. Okerstrom’s total annual compensation opportunity is materially reduced. Mr. Okerstrom severance benefits also are conditioned upon his timely execution of a separation and release of claims agreement in favor of the Company and covenants to not compete with the Company, solicit or hire Company employees, or solicit customers, suppliers, business partners and business affiliates of the Company for an 18-month period following the termination of his employment with the Company.

Stock Option Awards. Mr. Okerstrom was granted an Incremental Vesting Stock Option Award under the Expedia 2005 Plan in each of February 2010, March 2011, September 2011, February 2012 and March 2013 that remained unvested as of December 31, 2013. In the event of a change in control of Expedia, outstanding and unvested stock options will vest as described in the section above titled “Expedia 2005 Plan.” In the event Mr. Okerstrom resigns for good reason or the Company terminates his employment without cause (other than for death or disability), outstanding and unvested stock options will vest as described in the section above titled “Mark D. Okerstrom—Employment Agreement.”

Robert J. Dzielak

Employment Agreement. Expedia entered into an Employment Agreement with Mr. Dzielak (the “Dzielak Employment Agreement”), effective as of May 9, 2012, for a term of 3 years. Pursuant to the Dzielak Employment Agreement, if Mr. Dzielak resigns for good reason or the Company terminates his employment other than for cause, death or disability, Mr. Dzielak is entitled to receive the same benefits and is subject to the same restrictions as Mr. Khosrowshahi under the Khosrowshahi Employment Agreement described above under the section titled “Dara Khosrowshahi—Employment Agreement.” Under the Dzielak Employment Agreement, “good reason” and “cause” have the same meaning as under the Khosrowshahi Employment Agreement, except that Mr. Dzielak’s “good reason” rights will not be triggered if Mr. Dzielak suffers a reduction in his title or reporting responsibilities. Mr. Dzielak’s severance benefits also are conditioned upon his timely execution of a separation and release of claims agreement in favor of the Company and covenants to not compete with the Company, solicit or hire Company employees, or solicit customers, suppliers, business partners and business affiliates of the Company for an 18-month period following the termination of his employment with the Company.

Stock Option Awards. Mr. Dzielak was granted an Incremental Vesting Stock Option Award under the Expedia 2005 Plan in each of February 2010, March 2011, February 2012, May 2012 and March 2013 that remained unvested as of December 31, 2013. In the event of a change in control of Expedia, outstanding and unvested stock options will vest as described in the section above titled “Expedia 2005 Plan.” In the event Mr. Dzielak resigns for good reason or the Company terminates his employment other than for cause, death or disability, then outstanding and unvested stock options will vest as described in the section above titled “Robert J. Dzielak—Employment Agreement.”

Estimated Potential Incremental Payments Upon Termination or Change in Control

The table below reflects the estimated amount of incremental compensation payable to the named executive officers upon the occurrence of:

(i)	a termination either by the Company without cause or by the executive for good reason not in connection with a change in control; or

(ii)	a change in control.

Except as provided in the footnotes below, amounts shown in the table assume that the triggering event was effective as of December 31, 2013 and that the price of Expedia common stock on which certain of the calculations are based was the closing price of $69.66 on the NASDAQ Stock Market on that date. These amounts are estimates of the incremental amounts that would be paid out to the executive upon such triggering event. The actual amounts to be paid out can only be determined at the time of the triggering event, if any.

Name and Benefits	Termination w/o Cause or for Good Reason	Upon Change in Control(1)
Barry Diller
Stock Option Awards (vesting accelerated)	$—	$2,871,483

Total Estimated Incremental Value	—	2,871,483
Victor Kaufman
Stock Option Awards (vesting accelerated)	—	6,830,430

Total Estimated Incremental Value	—	6,830,430
Dara Khosrowshahi
Cash Severance (salary)	1,604,396	—
RSU Award (vesting accelerated)	2,322,000	3,483,000
Common Stock (release of restrictions)(2)	14,166,058	—
Stock Option Awards (vesting accelerated)	2,990,042	11,522,111
Health and Benefits(3)	19,193	—

Total Estimated Incremental Value	21,101,689	15,005,111
Mark D. Okerstrom
Cash Severance (salary)	501,374	—
Stock Option Awards (vesting accelerated)	3,326,099	6,976,076
Health and Benefits(3)	19,508	—

Total Estimated Incremental Value	3,846,981	6,976,076
Robert J. Dzielak
Cash Severance (salary)	618,132	—
Stock Option Awards (vesting accelerated)	1,096,495	2,609,535
Health and Benefits(3)	6,572	—

Total Estimated Incremental Value	1,721,199	2,609,535

(1)	Some of our plans and award agreements provide benefits to the named executive officers in the event of a change in control. The amounts to which the executive would be entitled in such event are reflected in the column captioned “Upon Change in Control.”
(2)	Accounts for termination of the Retention Requirement, described above under the section titled “Dara Khosrowshahi—Employment Agreement.”
(3)	Reflects the payment of an amount equal to COBRA health insurance coverage for a period of 12 months following termination of employment for Mr. Khosrowshahi, Mr. Okerstrom and Mr. Dzielak.

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2013, relating to Expedia’s equity compensation plans pursuant to which grants of stock options, restricted stock, RSUs or other rights to acquire shares may be granted from time to time.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)(1)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (B)		Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))(C)
Equity compensation plans approved by security holders(2)	13,875,800	$36.8949	(3)	10,951,915
Equity compensation plans not approved by security holders(4)	4,704	—	(5)	101,038	(6)

Total	13,880,504			11,052,953

(1)	Information excludes the following securities, which represent IAC equity-based compensation awards that were converted into Expedia equity-based awards on the effective date of the IAC/Expedia Spin-Off and were outstanding as of December 31, 2013: 1,914,734 securities with a weighted-average exercise price of $30.3005 to be issued upon the exercise of outstanding stock options.
(2)	The Expedia 2005 Plan.
(3)	Excludes the following equity-based awards outstanding as of December 31, 2013: (i) 432,152 securities issuable in connection with RSUs for which there is no related exercise price and (ii) grants of 28,258 SARs with a weighted-average exercise price of $52.8396.
(4)	The Expedia Deferred Compensation Plan for Non-Employee Directors (the “Director Deferred Plan”).
(5)	Excludes outstanding share units for which there is no related exercise price.
(6)	In connection with the TripAdvisor Spin-Off and related one-for-two reverse stock split, the number of shares available to grant under Director Deferred Plan was adjusted, such that the market value of shares available for issuance under the Director Deferred Plan was the same immediately before and after the TripAdvisor Spin-Off and one-for-two reverse stock split that was effected immediately prior to the TripAdvisor Spin-Off.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval or Ratification of Related Person Transactions

In general, the Company will enter into or ratify a “related person transaction” only when, pursuant to the Audit Committee Charter, it has been approved by the Audit Committee of the Board of Directors. Related persons include the Company’s executive officers, directors, 5% or more beneficial owners of our common stock, immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. Related person transactions are transactions that meet the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person or entity has a direct or indirect material interest). While we have no written policy, when a potential related person transaction is identified, management presents it to the Audit Committee to determine whether to approve or ratify. When determining whether to approve, ratify, disapprove or reject any related person transaction, the Audit Committee considers all relevant factors, including the extent of the related person’s interest in the transaction, whether the terms are commercially reasonable and whether the related person transaction is consistent with the best interests of the Company and its stockholders.

The legal and accounting departments work with business units throughout the Company to identify potential related person transactions prior to execution. In addition, the Company takes the following steps with regard to related person transactions:

•

On an annual basis, each director, director nominee and executive officer of the Company completes a Director and Officer Questionnaire that requires disclosure of any transaction, arrangement or relationship with the Company during the last fiscal year in which the director or executive officer, or any member of his or her immediate family, had a direct or indirect material interest.

•

Each director, director nominee and executive officer is expected to promptly notify the Company’s legal department of any direct or indirect interest that such person or an immediate family member of such person had, has or may have in a transaction in which the Company participates.

•	The Company performs a quarterly search of its accounts payable, accounts receivable and other databases to identify any other potential related person transactions that may require disclosure.

•	Any reported transaction that the Company’s legal department determines may qualify as a related person transaction is referred to the Audit Committee.

If any related person transaction is not approved, the Audit Committee may take such action as it may deem necessary or desirable in the best interests of the Company and its stockholders.

Relationships Involving Significant Stockholders, Named Executive Officers and Directors.

Relationships Involving Mr. Diller

Expedia. Mr. Diller is the Chairman and Senior Executive of Expedia. Subject to the terms of an Amended and Restated Stockholders Agreement between Mr. Diller and Liberty Interactive, Mr. Diller also holds an irrevocable proxy to vote shares of Expedia common stock and Class B common stock beneficially owned by Liberty Interactive. By virtue of the proxy, as well as through shares owned by Mr. Diller directly, Mr. Diller is effectively able to control the outcome of all matters submitted to a vote or for the consent of Expedia’s stockholders (other than with respect to the election by the holders of Expedia common stock of 25% of the members of Expedia’s Board of Directors and matters as to which Delaware law requires a separate class vote).

IAC. Mr. Diller is also the Chairman and Senior Executive of IAC, and through his IAC ownership interests, voting power and certain contractual rights pursuant to an amended and restated governance agreement between IAC and Mr. Diller, Mr. Diller is currently in a position to influence, subject to IAC’s organizational documents and Delaware law, the composition of IAC’s Board of Directors and the outcome of corporate actions requiring stockholder approval, such as mergers, business combinations and dispositions of assets, among other corporate transactions.

TripAdvisor. From the completion of the TripAdvisor Spin-Off in December 2011 until December 2012, Mr. Diller was also the Chairman and Senior Executive of TripAdvisor, and through similar arrangements between Mr. Diller and Liberty Interactive, Mr. Diller was effectively able to control the outcome of all matters submitted to a vote or for the consent of TripAdvisor’s stockholders during that time (other than with respect to the election by the holders of TripAdvisor’s common stock of 25% of the members of TripAdvisor’s Board of Directors and matters as to which Delaware law requires a separate class vote). On December 11, 2012, Liberty Interactive purchased an aggregate of 4,799,848 shares of common stock of TripAdvisor from Mr. Diller and certain of his affiliates (the “TripAdvisor Stock Sale”). Effective upon completion of the TripAdvisor Stock Sale, Mr. Diller’s right to control the vote of the shares of TripAdvisor’s common stock and Class B common stock beneficially owned by Liberty terminated and Liberty Interactive then controlled a majority voting stake in TripAdvisor. On the same date, Mr. Diller resigned as Chairman and the Senior Executive of TripAdvisor and subsequently resigned his position as a non-employee director of TripAdvisor, effective April 23, 2013.

Relationships Involving Mr. Khosrowshahi.

As discussed in the Compensation Discussion and Analysis on page 31, pursuant to the Company’s Airplane Travel Policy, Mr. Khosrowshahi is encouraged to travel on Company aircraft for both business and personal use. Mr. Khosrowshahi reimbursed Expedia approximately $158,000 for personal use of Company aircraft in 2013.

Relationships Involving Expedia and IAC

Overview. In connection with and following the IAC/Expedia Spin-Off in August 2005, Expedia and IAC entered into certain arrangements, including arrangements regarding the sharing of certain costs and the use and ownership of the Company aircraft and various commercial and other relationships, which are described below.

Cost-Sharing Arrangements. Expedia and IAC have agreed, in light of Mr. Diller’s senior role at both companies and his use of certain resources to the benefit of both companies, that certain expenses associated with such usage would be shared. Expenses include costs for personal use of cars and equipment dedicated to Mr. Diller’s use and expenses relating to Mr. Diller’s support staff, 35% of which are currently paid by Expedia and 65% of which are currently paid by IAC. During 2013, IAC billed Expedia for costs in the amount of approximately $337,000 pursuant to these arrangements. Expedia also pays 50% of the costs attributable to Mr. Diller’s personal use of Company aircraft. See footnote 1 to the table above titled “2013 All Other Compensation” for information regarding personal use of Company aircraft.

Aircraft Arrangements. Following the IAC/Expedia Spin-Off in August of 2005, each of Expedia and IAC held a 50% ownership interest in an aircraft that may be used by both companies. On February 1, 2013, Expedia and IAC completed the purchase of an additional aircraft in which each company has a 50% ownership interest. Each of Expedia and IAC paid 50% of the total $46.5 million purchase price and related costs and the aircraft was available for use by both companies beginning in the third quarter of 2013. Expedia and IAC share capital costs relating to each of these aircraft equally. Operating costs are shared pro rata based on actual usage and are generally paid by each company to third parties. Members of the aircrafts’ flight crews are employed by an entity in which each of Expedia and IAC has a 50% ownership interest. In 2013, total payments of $1.1 million were made to this entity by Expedia. At any time when Mr. Diller ceases to serve as Chairman of either Expedia or IAC, each party will have a put right with respect to its interest in the jointly-owned aircraft for which it is not the primary user (such determination based on relative usage of the aircraft in question during the 12 months immediately preceding such event), in each case at fair market value.

Commercial and Other Relationships. Since the spin-off from IAC, Expedia has continued to work with some of IAC’s businesses pursuant to a variety of commercial relationships. These relationships generally include service agreements, primarily involving advertising sales services provided by IAC businesses. For 2013, these agreements did not, individually or together with similar agreements, involve revenues to (or payments from) Expedia businesses in excess of $120,000.

Relationships Involving Expedia and Liberty Interactive

Liberty Interactive, Expedia and Mr. Diller are parties to the Amended and Restated Governance Agreement, pursuant to which Liberty Interactive has the right to nominate up to a number of directors equal to 20% of the total number of directors on the Board of Directors (rounded up to the next whole number if the number of directors on the Board is not an even multiple of five) and has certain other rights regarding committee participation, so long as certain stock ownership requirements applicable to Liberty Interactive are satisfied. The Governance Agreement also provides that if Expedia issues or proposes to issue shares of Expedia common stock or Expedia Class B common stock, Liberty Interactive has preemptive rights that generally entitle it to purchase a number of Expedia common shares, subject to a cap, so that Liberty Interactive will maintain the same ownership interest in Expedia that Liberty Interactive held immediately prior to such issuance or proposed issuance. On January 28, 2013, Liberty Interactive delivered a notice to Expedia exercising its preemptive rights under the Amended and Restated Governance Agreement with respect to issuances by Expedia of its common stock made from May 8, 2012 to December 27, 2012. On March 6, 2013, Expedia issued 467,672 shares of its common stock to Liberty at a price per share of $54.04 and an aggregate value of approximately $25,272,995 pursuant to and in accordance with the Amended and Restated Governance Agreement.

Relationships Involving Expedia and TripAdvisor

In connection with the TripAdvisor Spin-Off, Expedia and TripAdvisor, a related person at the time due to common ownership, entered into various agreements, including commercial agreements, a separation agreement, a tax sharing agreement, an employee matters agreement and a transition services agreement. Summaries of the commercial, separation, tax sharing, employee matters and transition services agreements are set forth in Expedia’s Definitive Proxy Statement/Prospectus dated October 31, 2011.

In 2013, TripAdvisor paid Expedia approximately $17,000 for services provided to TripAdvisor pursuant to the transition services agreement and approximately $1 million pursuant to the tax sharing agreement. In addition, we continue to work with TripAdvisor pursuant to commercial agreements, dated November 1, 2013, between subsidiaries of Expedia, on the one hand, and subsidiaries of TripAdvisor, on the other hand. Expedia believes that these arrangements were negotiated on an arm’s length basis and, whether taken individually or in the aggregate, do not constitute a material contract to Expedia. During 2013, we recognized $5 million of revenue and expensed $218 million related to these various commercial agreements with TripAdvisor.

As described above under the section titled “Relationships Involving Mr. Diller,” effective upon completion of the TripAdvisor Stock Sale in December 2012, Mr. Diller’s right to control the vote of the shares of TripAdvisor’s common stock and Class B common stock beneficially owned by Liberty Interactive terminated and Liberty Interactive then controlled a majority voting stake in TripAdvisor.

ANNUAL REPORTS

Expedia’s Annual Report to Stockholders for 2013, which includes Expedia’s Annual Report on Form 10-K for the year ended December 31, 2013 (not including exhibits), is available at www.rrdezproxy.com/2014/expedia. Upon written request to Expedia, Inc., 333 108th Avenue N.E., Bellevue, Washington 98004, Attention: Secretary, Expedia will provide, without charge, an additional copy of Expedia’s 2013 Annual Report on Form 10-K. Expedia will furnish any exhibit contained in the Annual Report on Form 10-K upon payment of a reasonable fee. Stockholders may also review a copy of the Annual Report on Form 10-K (including exhibits) by accessing Expedia’s corporate website at www.expediainc.com or the SEC’s website at www.sec.gov.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to send one Notice or set of printed proxy materials to any household at which two or more stockholders reside if they appear to be members of the same family or have given their written consent (each stockholder continues to receive a separate proxy card). This process, which is commonly referred to as “householding,” reduces the number of duplicate copies of materials stockholders receive and reduces printing and mailing costs. Only one copy of the Notice or one set of our printed proxy materials, as applicable, will be sent to stockholders eligible for householding unless contrary instructions have been provided.

Once you have received notice that your broker or the Company will be householding your materials, householding will continue until you are notified otherwise or you revoke your consent. You may request a separate copy of the Notice and/or set of our printed proxy materials by sending a written request to Expedia, Inc., 333 108th Avenue N.E., Bellevue, Washington 98004, Attention: Secretary, or by calling (425) 679-7200.

If, at any time: (i) you no longer wish to participate in householding and would prefer to receive a separate Notice and/ or set of our printed proxy materials or (ii) you and another stockholder sharing the same address wish to participate in householding and prefer to receive one Notice and/or set of our printed proxy materials, please notify your broker if you hold your shares in street name or the Company if you are a stockholder of record. You can notify us by sending a written request to Expedia, Inc., 333 108th Avenue N.E., Bellevue, Washington 98004, Attention: Secretary.

PROPOSALS BY STOCKHOLDERS FOR PRESENTATION AT THE

2015 ANNUAL MEETING

Stockholders who wish to have a proposal considered for inclusion in Expedia’s proxy materials for presentation at the 2014 Annual Meeting of Stockholders must submit the proposal to Expedia no later than January 2, 2015 at its principal executive offices at 333 108th Avenue N.E., Bellevue, Washington 98004, Attention: Secretary. The proposal must be made in accordance with the provisions of Rule 14a-8 of the Exchange Act. Stockholders who intend to present a proposal at the 2015 Annual Meeting of Stockholders without inclusion of the proposal in Expedia’s proxy materials are required to provide notice of such proposal to Expedia at its principal executive offices no later than March 18, 2015. Expedia reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Bellevue, Washington

April 28, 2014

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposals 2 – 3, and AGAINST Proposal 4.

1. Election of Directors:	For	Withhold				For	Withhold		For	Withhold		+
01 - A. George “Skip” Battle*	☐	☐	02 - Pamela L. Coe			☐	☐	03 - Barry Diller	☐	☐
04 - Jonathan L. Dolgen	☐	☐	05 - Craig A. Jacobson*			☐	☐	06 - Victor A. Kaufman	☐	☐
07 - Peter M. Kern*	☐	☐	08 - Dara Khosrowshahi			☐	☐	09 - John C. Malone	☐	☐
10 - José A. Tazón	☐	☐

*    To be voted upon by the holders of Expedia, Inc.’s Common Stock voting as a separate class. All nominees will serve a term of one year or until their respective successors shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from the Board of Directors).

			For	Against	Abstain					For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014.			☐	☐	☐	4. Stockholders proposal regarding a report concerning political contributions and expenditures, if properly presented at the Annual Meeting.				☐	☐	☐
3. Say on Pay – An advisory vote on the approval of the Company’s executive compensation.			☐	☐	☐
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

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Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

The Proxy Statement and the 2013 Annual Report to Stockholders are available at: http://www.RRDEZProxy.com/2014/EXPE

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Expedia, Inc.

Notice of 2014 Annual Meeting of Stockholders

555 West 18th Street, New York, New York 10011

Proxy Solicited by Board of Directors for Annual Meeting – June 17, 2014

The undersigned stockholder of Expedia, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 28, 2014 and hereby appoints each of Dara Khosrowshahi and Robert J. Dzielak proxy and attorney-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Expedia, Inc. to be held on Tuesday, June 17, 2014, at 10:30 a.m. local time, and at any adjournments or postponements thereof, and to vote all shares of Common Stock and/or Class B Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side hereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE PROVIDED.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3 AS LISTED, “AGAINST” PROPOSAL 4, IF PROPERLY PRESENTED AT THE ANNUAL MEETING, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OR POSTPONEMENT OF THE MEETING.

(Items to be voted appear on reverse side.)

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 16, 2014.
Vote by Internet
• Go to www.investorvote.com/EXPE
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposals 2 – 3, and AGAINST Proposal 4.

1. Election of Directors:	For	Withhold				For	Withhold		For	Withhold		+
01 - A. George “Skip” Battle*	☐	☐	02 - Pamela L. Coe			☐	☐	03 - Barry Diller	☐	☐
04 - Jonathan L. Dolgen	☐	☐	05 - Craig A. Jacobson*			☐	☐	06 - Victor A. Kaufman	☐	☐
07 - Peter M. Kern*	☐	☐	08 - Dara Khosrowshahi			☐	☐	09 - John C. Malone	☐	☐
10 - José A. Tazón	☐	☐

*    To be voted upon by the holders of Expedia, Inc.’s Common Stock voting as a separate class. All nominees will serve a term of one year or until their respective successors shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from the Board of Directors).

			For	Against	Abstain					For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014.			☐	☐	☐	4. Stockholders proposal regarding a report concerning political contributions and expenditures, if properly presented at the Annual Meeting.				☐	☐	☐
3. Say on Pay – An advisory vote on the approval of the Company’s executive compensation.			☐	☐	☐
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	+

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

The Proxy Statement and the 2013 Annual Report to Stockholders are available at: http://www.RRDEZProxy.com/2014/EXPE

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

+

Proxy — Expedia, Inc.

Notice of 2014 Annual Meeting of Stockholders

555 West 18th Street, New York, New York 10011

Proxy Solicited by Board of Directors for Annual Meeting – June 17, 2014

The undersigned stockholder of Expedia, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 28, 2014 and hereby appoints each of Dara Khosrowshahi and Robert J. Dzielak proxy and attorney-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Expedia, Inc. to be held on Tuesday, June 17, 2014, at 10:30 a.m. local time, and at any adjournments or postponements thereof, and to vote all shares of Common Stock and/or Class B Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side hereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE PROVIDED.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3 AS LISTED, “AGAINST” PROPOSAL 4, IF PROPERLY PRESENTED AT THE ANNUAL MEETING, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OR POSTPONEMENT OF THE MEETING.

(Items to be voted appear on reverse side.)

C	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

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